Exhibit 10.52
AMENDED AND RESTATED
LEASE AGREEMENT
(RTP DATA CENTER)
BETWEEN
NETWORK APPLIANCE, INC.
(“NAI”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
November 29, 2007

(Continued)

(ii)

(Continued)

(iii)

(Continued)

Page
22 Proprietary Information and Confidentiality	46
(A) Proprietary Information	46
(B) Confidentiality	46

23 Amendment and Restatement of the Prior Lease	47
Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	North Carolina Lien and Foreclosure Provisions

(iv)

AMENDED AND RESTATED
LEASE AGREEMENT
(RTP DATA CENTER)
     This AMENDED AND RESTATED LEASE AGREEMENT (RTP DATA CENTER) (this “Lease”), dated as of November 29, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Lease, BNPPLC and NAI are executing an Amended and Restated Common Definitions and Provisions Agreement (RTP Data Center) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     At the request of NAI and to facilitate the transactions contemplated in the other Operative Documents, BNPPLC is entering into the Ground Lease, pursuant to which BNPPLC will have a leasehold estate in the Land described in Exhibit A and any existing improvements on the Land from NAI contemporaneously with the execution of this Lease.
     NAI is already in possession and control of the Land pursuant to the Prior Lease or the Prior Construction Agreement.
     In anticipation of BNPPLC’s acquisition of the leasehold estate under the Ground Lease and other property described below, BNPPLC and NAI have reached agreement as to the terms and conditions upon which BNPPLC is willing to sublease the Land to NAI and to lease to NAI any existing Improvements and the Improvements to be constructed on the Land as hereinafter provided, and by this Lease BNPPLC and NAI desire to evidence such agreement and to amend and restate the Prior Lease.
GRANTING CLAUSES
     BNPPLC does hereby LEASE, DEMISE and LET unto NAI for the Term (as hereinafter defined) all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to:
     (1) the Land, including the leasehold estate in the Land acquired by BNPPLC under the Ground Lease;
     (2) any and all Improvements;

     (3) all easements and other rights appurtenant to the leasehold estate created by the Ground Lease or to the Improvements; and
     (4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land.
BNPPLC’s interest in all property described in clauses (1) through (4) above is hereinafter referred to collectively as the “Real Property”.
     To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC under the Ground Lease or as described in subparagraph 7(A) below, BNPPLC also hereby grants and assigns to NAI for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:
     (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing (collectively, the “Tangible Personal Property”);
     (b) the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances; and
     (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property or Tangible Personal Property, including warranties, if any, given by vendors from whom any Tangible Personal Property was or may be acquired.
Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the “Personal Property”. The Real Property and the Personal Property are hereinafter sometimes collectively called the “Property.”
     However, the leasehold estate conveyed by this Lease and NAI’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease and the Ground Lease, to the matters listed in Exhibit B to the Closing Certificate and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.
GENERAL TERMS AND CONDITIONS
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     The Property is leased by BNPPLC to NAI and is accepted and is to be used and possessed by NAI upon and subject to the following terms and conditions:
1 Term; Lease Obligations Deferred Until Completion of Initial Improvements; Termination Prior to Lease Commencement.
     (A) Scheduled Term; Deferral of Obligations. The term of this Lease (the “Term”) will not commence until a Completion Date occurs because of a Completion Notice given by NAI to BNPPLC, as required by subparagraph 2(B) of the Construction Agreement after NAI substantially completes the Construction Project. The Term will begin on and include any such Completion Date and will end on the first Business Day of August, 2014, unless the Term is extended as provided in subparagraph 1(D) or sooner terminated as expressly provided in other provisions of this Lease.
     BNPPLC and NAI intend to be legally bound by this Lease when it is executed by them. They also intend, however, that this Lease will not impose any payment obligations upon either of them prior to the Completion Date. Accordingly, neither NAI nor BNPPLC will have any obligation to make any payments under this Lease until the Completion Date, and if this Lease terminates before the Completion Date pursuant to subparagraph 1(B) or subparagraph 1(C), the Term will never commence and neither party will have any obligation for payments by reason of this Lease following the termination.
     Nothing in this subparagraph 1(A) nor any other provision of this Lease will defer or terminate the rights and obligations of the parties under the other Operative Documents. Unlike this Lease, the other Operative Documents will, when executed, immediately impose payment obligations upon BNPPLC and NAI.
     (B) Option of BNPPLC to Terminate. BNPPLC will have the option to terminate this Lease, which BNPPLC may exercise by notice to NAI, at any time after any 97-10/Meltdown Event or after BNPPLC’s receipt of a Pre-lease Force Majeure Notice. Such option may be exercised by BNPPLC as it deems appropriate in its sole and absolute discretion.
     (C) Automatic Termination. If NAI elects to accelerate the Designated Sale Date (as provided in the definition thereof in the Common Definitions and Provisions Agreement) prior to the Completion Date, or if a Termination of NAI’s Work occurs under and as provided in the Construction Agreement before the Completion Date, then this Lease will terminate automatically before the Term begins.
     (D) Extension of the Term. The Term may be extended at the option of NAI for up to two successive periods of five years each; provided, however, that prior to each such extension the following conditions must have been satisfied: (A) NAI must have delivered a notice of its
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election to exercise the option at least one hundred eighty days prior to the end of the Term, and prior to the commencement of any such extension BNPPLC and NAI must have agreed in writing upon, and received the written consent and approval of BNPPLC’s Parent and all Participants (other than Participants being replaced at the request of NAI as provided in Paragraph 6) to, (1) a corresponding extension of the date specified in clause (1) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement and of the term of the Ground Lease, and (2) an adjustment to the Rent that NAI will be required to pay during the extension, it being expected that the Rent for the extension may be different than the Rent required for the original Term or any prior extension, and it being understood that the Rent for any extension must in all events be satisfactory to both BNPPLC and NAI, each in its sole and absolute discretion; (B) at the time of NAI’s exercise of its option to extend, no Event of Default has occurred and is continuing, and no Event of Default will result from the extension; (C) immediately prior to any such extension, this Lease must then remain in effect; and (D) if this Lease has been assigned by NAI, then NAI must have executed a guaranty (or confirmed an existing guaranty, if applicable), guaranteeing NAI’s assignee’s obligations under the Operative Documents throughout such extended Term. With respect to the condition that BNPPLC and NAI must have agreed upon the Rent required for any extension of the Term, neither NAI nor BNPPLC is willing to submit itself to a risk of liability or loss of rights hereunder for being judged unreasonable. Similarly, neither BNPPLC’s Parent nor any Participant is expected to submit itself to a risk of liability or loss of rights for being judged to have unreasonably withheld consent or approval to any extension of the Term. Accordingly, NAI, BNPPLC, BNPPLC’s Parent and Participants will each have sole and absolute discretion in making its determination, and both NAI and BNPPLC hereby disclaim any obligation express or implied to be reasonable in negotiating the Rent for any such extension. Subject to the changes to the Rent and satisfaction of the other conditions listed in this subparagraph, if NAI exercises its option to extend the Term as provided in this subparagraph, this Lease will continue in full force and effect, and the leasehold estate hereby granted to NAI will continue without interruption and without any loss of priority over other interests in or claims against the Property that may be created or arise after the Effective Date and before the extension.
2 Use and Condition of the Property.
     (A) Use. Subject to the Permitted Encumbrances, NAI may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:
     (1) construction and development of the Construction Project;
     (2) administrative and office space;
     (3) activities related to NAI’s research and development or production of products
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that are of substantially the same type and character as those regularly sold by NAI in the ordinary course of its business as of the Effective Date;
     (4) cafeteria and other support facilities that NAI may provide to its employees; and
     (5) other lawful purposes (including NAI’s research and development or production of products that are not of substantially the same type and character as those regularly sold by NAI in the ordinary course of its business as of the Effective Date) approved in advance and in writing by BNPPLC, which approval will not be unreasonably withheld after completion of the Construction Project (but NAI acknowledges that BNPPLC’s withholding of such approval shall be reasonable if BNPPLC determines in good faith that (1) giving the approval may materially increase BNPPLC’s risk of liability for any existing or future environmental problem, or (2) giving the approval is likely to substantially increase BNPPLC’s administrative burden of complying with or monitoring NAI’s compliance with the requirements of this Lease or other Operative Documents).
     (B) Condition of the Property. NAI acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. NAI also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC or other Interested Parties regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph 17. BNPPLC will not be responsible for any latent or other defect or change of condition in the Land, Improvements or other Property or for any violations with respect thereto of Applicable Laws. Further, BNPPLC will not be required to furnish to NAI any facilities or services of any kind, including water, phone, sewer, steam, heat, gas, air conditioning, electricity, light or power.
     (C) Consideration for and Scope of Waiver. The provisions of subparagraph 2(B) have been negotiated by BNPPLC and NAI as being consistent with the Rent payable under this Lease, and such provisions are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC or other Interested Parties, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.
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     However, such exclusion of representations and warranties by BNPPLC is not intended to impair any representations or warranties made by other parties, including any architects, engineers or contractors engaged to work on the Construction Project, the benefit of which may pass to NAI during the Term because of the definition of Personal Property and Property above.
3 Rent.
     (A) Base Rent Generally. On each Base Rent Date through the end of the Term, NAI must pay BNPPLC rent (“Base Rent”), calculated as provided below . Each payment of Base Rent must be received by BNPPLC no later than 1:00 p.m. (Eastern time) on the date it becomes due; if received after 1:00 p.m. (Eastern time) it will be considered for purposes of this Lease as received on the next following Business Day. At least five days prior to any Base Rent Date upon which an installment of Base Rent becomes due, BNPPLC will notify NAI in writing of the amount of each installment, calculated as provided below. Any failure by BNPPLC to so notify NAI, however, will not constitute a waiver of BNPPLC’s right to payment, but absent such notice NAI will not be in default hereunder for any underpayment resulting therefrom if NAI, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPPLC of the underpayment.
     (B) Calculation of and Due Dates for Base Rent. Payments of Base Rent will be calculated and become due as follows:
     (1) Determination of Payment Due Dates Generally. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent will be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends. For all other Base Rent Periods, Base Rent will be due in one installment on the Base Rent Date upon which the Base Rent Period ends.
     (2) Special Adjustments to Base Rent Payment Dates and Periods. Notwithstanding the foregoing, if NAI or any Applicable Purchaser purchases BNPPLC’s interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent will be due on the date of purchase in addition to the purchase price and other sums due to BNPPLC under the Purchase Agreement.
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     (3) Base Rent Formula. Each installment of Base Rent payable for any Base Rent Period will equal:
•	the Lease Balance on the first day of such Base Rent Period, less Losses (if any) that BNPPLC suffered or incurred prior to the Term and that qualify as Pre-lease Force Majeure Losses (as defined in the Construction Agreement), times

•	the sum of the Effective Rate and the Spread, times

•	the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

•	three hundred sixty.
     Only for the purpose of illustration, assume the following for a hypothetical Base Rent Period: that prior to the first day of such Base Rent Period the Construction Allowance has been fully funded, and no Pre-lease Force Majeure Losses have occurred, but Qualified Prepayments have been received by BNPPLC, leaving a Lease Balance of $30,000,000; that the Effective Rate for the Base Rent Period is 6%; that the Spread is one hundred fifty basis points (150/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, Base Rent for the hypothetical Base Rent Period will equal:
$30,000,000 x [6% + 1.50%] x 30/360 = $187,500.
     (4) Fixed Rate Lock. At any time during the Term, NAI may deliver a notice in the form attached to the Common Definitions and Provisions Agreement as Annex 2 (a “Fixed Rate Lock Notice”), requesting that BNPPLC establish a fixed rate for use in the calculation of the Effective Rate hereunder (a “Fixed Rate Lock”) for all Base Rent Periods commencing on or after a date specified in such notice, which date must be the first Business Day of a calendar month (the “Fixed Rate Lock Date”). Promptly after receiving a Fixed Rate Lock Notice, BNPPLC will enter into an Interest Rate Swap with BNP Paribas (the “Fixed Rate Swap”); except that BNPPLC may decline to enter into the Fixed Rate Swap and to establish a Fixed Rate Lock if:
     (a) NAI does not deliver the Fixed Rate Lock Notice to BNPPLC at least ten Business days prior to the Fixed Rate Lock Date specified therein;
     (b) NAI specifies a Fixed Rate Lock Date in the Fixed Rate Lock Notice that is prior to the end of any Base Rent Period which commenced before
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BNPPLC receives the Fixed Rate Lock Notice;
     (c) any notice has been given to accelerate the Designated Sale Date as provided in the definition thereof in the Common Definitions and Provisions Agreement;
     (d) the estimate of the Fixed Rate (hereinafter defined) specified by NAI in the Fixed Rate Lock Notice is for any reason less than the fixed rate available to BNPPLC under any Interest Rate Swap proposed by BNP Paribas;
     (e) at the time the Fixed Rate Lock Notice is given, the Interest Rate Swap requested thereby is contrary to any Applicable Laws or any interpretation thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (including, without limitation, any such requirement imposed by the Board of Governors of the United States Federal Reserve System); or
     (f) any event has occurred or circumstance exists that constitutes a Default or a 97-10/Meltdown Event.
The notional principal amount of the Fixed Rate Swap will equal the Lease Balance on the date such notice is given. The fixed rate used to calculate payments required of BNPPLC under the Fixed Rate Swap, as the counterparty designated the fixed rate payor, will constitute the “Fixed Rate” for purposes of this Lease.
     (C) Early Termination of Fixed Rate Lock. After a Fixed Rate Lock is established, BNPPLC may cause or suffer a termination in whole or in part of the Fixed Rate Swap in the event that (i) NAI fails to make any payment of Base Rent required hereunder on the Base Rent Date when it first becomes due, (ii) the Designated Sale Date occurs before the date specified in clause (1) of the definition thereof in the Common Definitions and Provisions Agreement, (iii) for any reason a Qualified Prepayment is applied to reduce the Lease Balance, (iv) the Lease Balance on the Fixed Rate Lock Date is less than the notional amount of the Fixed Rate Swap for any reason. NAI must reimburse to BNPPLC any Fixed Rate Settlement Amount charged to BNPPLC in connection with such a termination, and if the termination is a complete, rather than a partial, termination of the Fixed Rate Swap then in effect, it will for purposes of this Lease constitute a termination of the Fixed Rate Lock itself. Further, if BNPPLC is charged penalties or interest because of its failure to make a timely payment required under the Fixed Rate Swap, and if BNPPLC’s failure to make the timely payment was caused by NAI’s failure to make a timely payment of Base Rent or other amounts due hereunder or under other Operative
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Documents, then such penalties or interest will constitute Losses against which BNPPLC is entitled to be indemnified pursuant to subparagraph 5(C). If a Fixed Rate Lock is terminated as provided in this subparagraph, NAI shall have no right to require BNPPLC to enter into another Interest Rate Swap in order to establish a new fixed rate.
     (D) Additional Rent. All amounts which NAI is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, will constitute rent (all such amounts, other than Base Rent, are herein called “Additional Rent”; and, collectively, Base Rent and Additional Rent are herein sometimes called “Rent”).
     (E) Administrative Fees. In addition to other amounts payable by NAI hereunder, on or before each anniversary of the Effective Date after the Completion Date and prior to the Designated Sale Date, NAI must pay BNPPLC an annual administrative agency fee (an “Administrative Fee”) as provided in the Closing Letter. Each payment of an Administrative Fee will represent Additional Rent for the first Base Rent Period during which it first becomes due.
     (F) No Demand or Setoff. Except as expressly provided herein, NAI must pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.
     (G) Default Interest and Order of Application. All Rent will bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC may apply any amounts paid by or on behalf of NAI against any Rent then past due in the order the same became due or in such other order as BNPPLC elects.
     (H) Calculations by BNPPLC Are Conclusive. All calculations by BNPPLC of Base Rent, Additional Rent or any amount needed to calculate Base Rent (including the Effective Rate for any Base Rent Period and the Lease Balance) or Additional Rent will, in the absence of clear and demonstrable error, be conclusive and binding upon NAI.
4 Nature of this Agreement.
     (A) “Net” Lease Generally. Subject only to the exceptions listed in subparagraph 5(D) below, it is the intention of BNPPLC and NAI that Base Rent and other payments herein specified will be absolutely net to BNPPLC and that NAI must pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due. Further, it is understood that all amounts payable by NAI to BNPPLC under this Lease and the other Operative Documents are expressed as minimum payments to be made net of any deduction
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or withholding required under any Applicable Laws.
     (B) No Termination. Except as expressly provided in this Lease itself, this Lease will not terminate, nor will NAI have any right to terminate this Lease, nor will NAI be entitled to any abatement of or setoff against the Rent, nor will the obligations of NAI under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of NAI’s use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of NAI or of anyone claiming through or under NAI, (v) any default on the part of BNPPLC under this Lease or any of the other Operative Documents or any other agreement to which BNPPLC and NAI are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or Tangible Personal Property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, (viii) NAI’s ownership of any interest in the Property, or (ix) any other cause, whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of NAI hereunder be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by NAI hereunder continue to be payable in all events and that the obligations of NAI hereunder continue unaffected, unless the requirement to pay or perform the same have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, NAI waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which NAI may now or hereafter be entitled by law (including any such rights arising because of any “warranty of suitability” or other warranties implied as a matter of law) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.
     However, nothing in this subparagraph 4(B) will be construed as a waiver by NAI of any right NAI may have at law or in equity to the following remedies, whether because of BNPPLC’s failure to remove a Lien Removable by BNPPLC or because of any other default by BNPPLC under this Lease: (i) the recovery of monetary damages in the case of any default that continues beyond the period for cure provided in Paragraph 16, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC (including the confidentiality provisions set forth in subparagraph 22(B) below), or (iii) a decree compelling performance by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC.
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     (C) Characterization of this Lease.
     (1) Both NAI and BNPPLC intend that (A) for the purposes of determining the proper accounting for this Lease by NAI, BNPPLC will be treated as the owner and landlord of the Property and NAI will be treated as the tenant of the Property, and (B) for income tax purposes and commercial law (including real estate and bankruptcy law) and regulatory purposes, (1) this Lease and the other Operative Documents will be treated as a financing arrangement, (2) BNPPLC will be deemed a lender making loans to NAI in the principal amount equal to the Lease Balance, which loans are secured by the Property, and (3) NAI will be treated as the owner of the Property and will be entitled to all tax benefits available to the owner of the Property. Consistent with such intent, by the provisions set forth in Exhibit B, NAI is granting to BNPPLC a lien upon and mortgaging and warranting title to a leasehold estate in the Land (the terms and conditions of which leasehold estate are as set forth in the Ground Lease) and the Improvements and all rights, titles and interests of NAI in and to other Property, WITH POWER OF SALE, to secure all obligations (monetary or otherwise) of NAI arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, NAI and BNPPLC desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning NAI or BNPPLC and in other contexts. Accordingly, NAI and BNPPLC expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting NAI or BNPPLC or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by this Lease and the other Operative Documents will be characterized and treated as loans made to NAI by BNPPLC, as an unrelated third party lender to NAI, secured by the Property.
     (2) Notwithstanding the foregoing, NAI acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or will be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, income tax, regulatory, commercial or real estate law, bankruptcy, insolvency or receivership law or any other rules or requirements concerning the tax, accounting or legal characteristics of the Operative Documents. NAI further acknowledges and agrees that it is sophisticated and knowledgeable regarding all such matters and that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.
     (3) In any event, NAI will be required by subparagraph 5(C) below to indemnify and hold harmless BNPPLC from and against all additional taxes that may arise or become due because of any refusal of taxing authorities to recognize and give
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effect to the intention of the parties as set forth in subparagraph 4(C)(1) (“Unexpected Recharacterization Taxes”), including any additional income or capital gain tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement resulting from any insistence of such taxing authorities that BNPPLC be treated as the “true owner” of the Property for tax purposes (a “Forced Recharacterization”); provided, however, NAI will not be required to pay or reimburse Unexpected Recharacterization Taxes to the extent that they are, in any given tax year, eliminated or offset by actual savings to BNPPLC because of additional depreciation deductions or other tax benefits available to BNPPLC in the same year only by reason of the Forced Recharacterization (“Unexpected Tax Savings”). To the extent Unexpected Recharacterization Taxes are eliminated or offset by Unexpected Tax Savings in a given tax year, including the tax year in which any sale under the Purchase Agreement occurs (the “Year of Sale”), such Unexpected Recharacterization Taxes will constitute Excluded Taxes as provided in clause (D) of the definition thereof in the Common Definitions and Provisions Agreement. Also, for purposes of this provision, it is understood that any depreciation deductions first available to BNPPLC in tax years prior to the Year of Sale and resulting from a Forced Recharacterization (“Prior Year Depreciation Deductions”) will be considered “available to BNPPLC” in the Year of Sale (and thus will eliminate or offset any Unexpected Recharacterization Taxes resulting from the recapture of such Prior Year Depreciation Deductions upon a sale under the Purchase Agreement) to the extent that (A) such Prior Year Depreciation Deductions are not otherwise used to generate Unexpected Tax Savings or Unexpected Net Tax Benefits (as defined below), and (B) the tax laws and regulations applicable in the Year of Sale effectively permit BNPPLC to carry over the Prior Year Depreciation Deductions to the Year of Sale by allowing BNPPLC to carry over net operating losses from the years in which the Prior Year Depreciation Deductions were first available to BNPPLC to the Year of Sale.
     (4) After any Forced Recharacterization, BNPPLC will make a reasonable effort to determine whether Unexpected Tax Savings exceed Unexpected Recharacterization Taxes in any given tax year (any such excess being hereinafter called an “Unexpected Net Tax Benefit”); and if BNPPLC does determine that an Unexpected Net Tax Benefit has been realized and the amount thereof, BNPPLC will notify NAI of the same and either credit the amount thereof against payments otherwise then due or to become due from NAI under this Lease or the other Operative Documents or pay the amount of such Unexpected Net Tax Benefit to NAI. It is understood, however, that the tax position of BNPPLC (and the consolidated tax group of which it is a part) may, in any given tax year, be such that no Unexpected Net Tax Benefit exists or can be determined with a reasonable effort on the part of BNPPLC. Therefore, BNPPLC makes no representation that NAI will receive any credits or payments pursuant to this provision after any Forced Recharacterization. Also, the determination by BNPPLC of the amount of any Unexpected Net Tax Benefit will be conclusive absent clear and manifest error, as
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will any determination by BNPPLC that the amount of any Unexpected Net Tax Benefit in a given tax year cannot be calculated with a reasonable effort. If NAI is dissatisfied with any such determination by BNPPLC prior to the Designated Sale Date, NAI will be entitled to accelerate the Designated Sale Date (as provided in clause (2) of the definition thereof), after which NAI may purchase or cause an Applicable Purchaser to purchase the Property on the accelerated Designated Sale Date pursuant to the Purchase Agreement.
5 Payment of Executory Costs and Losses Related to the Property.
     (A) Local Impositions. Subject only to the exceptions listed in subparagraph 5(D) below, NAI must pay or cause to be paid prior to delinquency all Local Impositions. If requested by BNPPLC from time to time, NAI must furnish BNPPLC with receipts or other appropriate evidence showing payment of all Local Impositions at least ten days prior to the applicable delinquency date therefor.
     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Local Imposition, and pending such contest NAI will not be deemed in default under any of the provisions of this Lease because of the Local Imposition if (1) NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) NAI promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest must be concluded and the contested Local Impositions must be paid by NAI prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (B) Increased Costs; Capital Adequacy Charges. Subject only to the exceptions listed in subparagraph 5(D) below:
     (1) If there is any increase in the cost to BNPPLC’s Parent or any Participant of agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then NAI must from time to time (after receipt of a request from BNPPLC’s Parent or such Participant as
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provided below) pay to BNPPLC for the account of BNPPLC’s Parent or such Participant, as the case may be, additional amounts sufficient to compensate BNPPLC’s Parent or the Participant for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and NAI by BNPPLC’s Parent or the Participant, will be conclusive and binding upon NAI, absent clear and demonstrable error.
     (2) BNPPLC’s Parent or any Participant may demand additional payments (“Capital Adequacy Charges”) if BNPPLC’s Parent or the Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to or for BNPPLC to permit BNPPLC to maintain BNPPLC’s investment in the Property. To the extent that BNPPLC’s Parent or any Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, NAI must pay to BNPPLC for the account of BNPPLC’s Parent or the Participant, as the case may be, the amount so demanded.
     (3) Notwithstanding the foregoing provisions of this subparagraph 5(B), NAI will not be obligated to pay any claim for compensation pursuant to this subparagraph 5(B) that arises or accrues (a) in the case of BNPPLC’s Parent, as a result of any change in the rating assigned to BNPPLC by rating agencies or bank regulators in regard to BNPPLC’s creditworthiness, record keeping or failure to comply with Applicable Laws (including U.S. banking regulations applicable to subsidiaries of a bank holding company), or (b) in the case of BNPPLC’s Parent or any Participant, more than nine months prior to the date NAI is notified of the intent of BNPPLC’s Parent or such Participant to make a claim for such charges; provided, that if the Banking Rules Change which results in a claim for compensation is retroactive, then the nine month period will be extended to include the period of the retroactive effect of such Banking Rules Change. Further, BNPPLC will cause BNPPLC’s Parent and any Participant that is an Affiliate of BNPPLC to use commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to this subparagraph 5(B), including a change in the office of BNPPLC’s Parent or such Participant through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of BNPPLC’s Parent or such Participant, be otherwise disadvantageous to it. It is understood that NAI may also request similar commercial reasonable efforts on the part of any Participant that is not an Affiliate of BNPPLC, but if a claim for additional compensation by any such Participant is not eliminated or waived, then NAI may request that BNPPLC replace such Participant as provided in Paragraph 6. Nothing in this subparagraph will be construed to require BNPPLC’s Parent or any Participant to create any new office through which to make or maintain Funding Advances.
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     (4) Any amount required to be paid by NAI under this subparagraph 5(B) will be due ten days after a notice requesting such payment is received by NAI from BNPPLC’s Parent or the applicable Participant.
     (C) NAI’s Payment of Other Losses; General Indemnification. Subject only to the exceptions listed in subparagraph 5(D) below:
     (1) Agreement to Indemnify. As directed by BNPPLC, NAI must pay, reimburse, indemnify, defend, protect and hold harmless BNPPLC and all other Interested Parties from and against all Losses (including Environmental Losses) asserted against or incurred or suffered by any of them at any time and from time to time by reason of, in connection with, arising out of, or in any way related to the following:
•	the ownership or alleged ownership of any interest in the Property or the Rents;

•	the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, possession, use, operation, maintenance, management, rental, lease, sublease, repossession, condition (including defects, whether or not discoverable), destruction, repair, alteration, modification, restoration, addition or substitution, storage, transfer of title, redelivery, return, sale or other disposition of all or any part of or interest in the Property;

•	the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) against all or any part of or interest in the Property;

•	any failure of the Property or NAI itself to comply with Applicable Laws;

•	Permitted Encumbrances or any violation thereof;

•	Hazardous Substance Activities, including those occurring prior to the Term;

•	the negotiation, administration or enforcement of the Operative Documents or the Participation Agreement;

•	the making or maintenance of Funding Advances;
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•	any Interest Rate Swap that BNPPLC enters into as described in subparagraph 3(B)(4) of this Lease;

•	the breach by NAI of this Lease, any other Operative Document or any other document executed by NAI pursuant to or in connection with any Operative Document;

•	any obligations of BNPPLC under the Closing Certificate or the Ground Lease; or

•	any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever.
NAI’s obligations under this indemnity will apply whether or not any Interested Party is also indemnified as to the applicable Loss by another Interested Party and whether or not the Loss arises or accrues because of any condition of the Property or other circumstance concerning the Property prior to the Effective Date.
Further, in the event, for income tax purposes, an Interested Party must include in its taxable income any payment or reimbursement from NAI which is required by this indemnity (in this provision, the “Original Indemnity Payment”), and yet the Interested Party is not entitled during the same taxable year to a corresponding and equal deduction from its taxable income for the Loss paid or reimbursed by such Original Indemnity Payment (in this provision, the “Corresponding Loss”), then NAI must also pay to such Interested Party on demand the additional amount (in this provision, the “Additional Indemnity Payment”) needed to gross up the Original Indemnity Payment for any and all resulting additional income taxes. That is, NAI must pay an Additional Indemnity Payment as is needed so that the Corresponding Loss (computed net of the reduction, if any, of the Interested Party’s income taxes because of credits or deductions that are attributable to the Interested Party’s payment or deemed payment of the Corresponding Loss and that are recognized for tax purposes in the same taxable year during which the Interested Party must recognize the Original Indemnity Payment as income) will not exceed the difference computed by subtracting (i) all income taxes (determined for this purpose based on the highest marginal income tax rates charged to corporations by federal, state and local tax authorities, as applicable, for the relevant period or periods) imposed because of the receipt or constructive receipt of the Original Indemnity Payment and the Additional Indemnity Payment, from (ii) the sum of the Original Indemnity Payment and the Additional Indemnity Payment. (With regard to any payment or reimbursement of an Original Indemnity Payment, “After Tax Basis” means that such payment or reimbursement is or will be made together with the additional amount needed
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to gross up such Original Indemnity Payment as described in this provision.)
     (2) Scope of Indemnities and Releases. Every indemnity and release provided in this Lease and the other Operative Documents for the benefit of BNPPLC or other Interested Parties, including the indemnity set forth in subparagraph 5(C)(1), will apply even if and when the subject matter of the indemnity or release arises out of or results from the negligence or strict liability of BNPPLC or any other Interested Party. Further, all such indemnities and releases will apply even if insurance obtained by NAI or required of NAI by this Lease or the other Operative Documents is not adequate to cover Losses against or for which the indemnities and releases are provided. (However, NAI’s liability for any failure to obtain insurance required by this Lease or the other Operative Documents will not be limited to Losses against which indemnities are provided, it being understood that the parties have agreed upon insurance requirements for reasons that extend beyond providing a source of payment for Losses against which BNPPLC and other Interested Parties may be indemnified by NAI.)
     (3) Nonexclusive List of Costs Covered by Indemnity. Costs and expenses for which NAI is responsible on an After Tax Basis pursuant to this subparagraph 5(C) will include all of the following, except to the extent that the following are included in the Initial Advance or in the calculation of any Break Even Price or Make Whole Amount paid to BNPPLC pursuant to the Purchase Agreement:
•	appraisal fees;

•	Uniform Commercial Code search fees;

•	filing and recording fees;

•	inspection fees and expenses;

•	brokerage fees and commissions;

•	survey fees;

•	title policy premiums and escrow fees;

•	any Breakage Costs or Fixed Rate Settlement Amount;
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•	Attorneys’ Fees incurred by BNPPLC with respect to the drafting, negotiation, administration or enforcement of this Lease or the other Operative Documents; and

•	all taxes (except Excluded Taxes) related to the Property or to the transactions contemplated in the Operative Documents.
Such costs and expenses will also include all rent or other payments required of BNPPLC under the Ground Lease, so long as this Lease remains in force or NAI remains in possession of the Property or is entitled to possession by this Lease. (It is understood, however, that with respect to payments which are required by the Ground Lease from BNPPLC to NAI and for which NAI is required to reimburse BNPPLC, such payments and the corresponding reimbursements will be offset and deemed paid by offsetting book entries rather than by an actual transfer of funds back and forth between the parties.)
     (4) Defense and Settlement of Indemnified Claims.
     (a) By notice to NAI BNPPLC may direct NAI to assume on behalf of BNPPLC or any other Interested Party and to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation included in or concerning any Loss for which NAI is responsible pursuant to subparagraph 5(C)(1). NAI must promptly comply with any such direction using counsel selected by NAI and reasonably satisfactory to BNPPLC or the other Interested Party, as applicable, to represent BNPPLC or the other Interested Party, as applicable. In the event NAI fails to promptly comply with any such direction from BNPPLC, BNPPLC or any other affected Interested Party may contest or settle the claim, proceeding or investigation using counsel of its own selection at NAI’s expense, subject to subparagraph 5(D)(3) if that subparagraph is applicable.
     (b) Also, although subparagraphs 5(D)(3) and 5(D)(4) will apply to tort claims asserted against any Interested Party related to the Property, the right of an Interested Party to be indemnified pursuant to this subparagraph 5(C) for taxes or other payments made to satisfy governmental requirements (“Government Mandated Payments”) will not be conditioned in any way upon NAI having consented to or approved of, or having been provided with an opportunity to defend against or contest, such Government Mandated Payments. In all cases, however, including those which may involve Government Mandated Payments, the rights of each Interested Party to be indemnified will be subject to subparagraph 5(D)(5).
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     (5) Payments Due. Any amount to be paid by NAI under this subparagraph 5(C) will be due ten days after a notice requesting such payment is given to NAI, subject to any applicable contest rights expressly granted to NAI by other provisions of this Lease.
     (6) Survival. NAI’s obligations under this subparagraph 5(C) will survive the termination or expiration of this Lease with respect to Losses suffered by any Interested Party on or prior to, or by reason of any actual or alleged occurrence or circumstances on or prior to, the later of the dates upon which (a) this Lease terminates or expires, or (b) NAI surrenders possession and control of the Property.
     (D) Exceptions and Qualifications to Indemnities.
     (1) Exceptions. BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require NAI to pay or reimburse:
     • Excluded Taxes; or
     • Losses incurred or suffered by any Interested Party to the extent proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party; or
     • Losses that result from any Liens Removable by BNPPLC; or
     • transaction expenses (including Attorneys’ Fees) incurred by any of the Participants in connection with the drafting, negotiation or execution of the Participation Agreement (or supplements making them parties thereto) or in connection with any due diligence Participants may undertake before entering into the Participation Agreement; or
     • Local Impositions or other Losses contested, if and so long as they are contested, by NAI in accordance with any of the provisions of this Lease or other Operative Documents which expressly authorize such contests; or
     • transaction expenses or other Losses caused by or necessary to accomplish any conveyance by BNPPLC to BNPPLC’s Parent or a Qualified Affiliate which constitutes a Permitted Transfer only by reason of clause (3) of the definition of Permitted Transfer in the Common Definitions and Provisions Agreement; or
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     • any amount which may from time to time be payable by BNPPLC to any Participant representing the excess of “Base Rent” as defined in the Participation Agreement over Base Rent as defined in and calculated pursuant to this Lease and the Common Definitions and Provisions Agreement; or
     • any decline in the value of the Property solely by reason of decline in general market conditions and not because of any breach of this Lease or other Operative Documents by NAI.
Further, without limiting BNPPLC’s rights (as provided in other provisions of this Lease and other Operative Documents) to include the following in the calculation of the Lease Balance, the Break Even Price and the Make Whole Amount (as applicable) or to collect Base Rent, a Supplemental Payment and other amounts, the calculation of which depends upon the Lease Balance, BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 will be construed to require NAI to pay or reimburse an Interested Party for costs paid by BNPPLC with the proceeds of the Initial Advance as part of the Transaction Expenses or with Construction Advances.
     (2) Notice of Claims. If an Interested Party receives a written notice of a claim for taxes or a claim alleging a tort or other unlawful conduct that the Interested Party believes is covered by the indemnity in subparagraph 5(C)(1), then such Interested Party will be expected to promptly furnish a copy of such notice to NAI. The failure to so provide a copy of the notice will not excuse NAI from its obligations under subparagraph 5(C)(1); except that if such failure continues for more than fifteen days after the notice is received by such Interested Party and NAI is unaware of the matters described in the notice, with the result that NAI is unable to assert defenses or to take other actions which could minimize its obligations, then NAI will be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide NAI with a copy of a notice of an overdue tax obligation covered by the indemnity set out in subparagraph 5(C)(1) and NAI is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if NAI had been promptly provided with a copy of the notice, then NAI will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.
     (3) Withholding of Consent to Settlements Proposed by NAI. With regard to any tort claim against an Interested Party for which NAI undertakes to defend the Interested Party as provided in subparagraph 5(C)(4)(a), if the Interested Party unreasonably refuses to consent to a settlement of the claim which is proposed by NAI
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and which will meet the conditions listed in the next sentence, NAI’s liability for the cost of continuing the defense and for any other amounts payable in respect of the claim will be limited to the total cost for which the settlement proposed by NAI would have been accomplished but for the unreasonable refusal to consent. Any such settlement proposed by NAI must meet the following conditions: (A) at the time of the settlement by NAI, NAI must pay all amounts required to release the Interested Party and its property interests from any further obligation for or liens securing the applicable claim and from any interest, penalties and other related liabilities, and (B) the settlement or compromise must not involve an admission of fraud or criminal wrongdoing or result in some other material adverse consequence to the Interested Party.
     (4) Settlements Without the Prior Consent of NAI.
     (a) Except as otherwise provided in subparagraph 5(D)(4)(b), if any Interested Party settles any tort claim for which it is entitled to be indemnified by NAI without NAI’s consent, then NAI may, by notice given to the Interested Party no later than ten days after NAI is notified of the settlement, elect to pay Reasonable Settlement Costs to the Interested Party in lieu of a payment or reimbursement of actual settlement costs. (With respect to any tort claim asserted against an Interested Party, “Reasonable Settlement Costs” means the maximum amount that a prudent Person in the position of the Interested Party, but able to pay any amount, might reasonably agree to pay to settle the tort claim, taking into account the nature and amount of the claim, the relevant facts and circumstances known to such Interested Party at the time of settlement and the additional Attorneys Fees’ and other costs of defending the claim which could be anticipated but for the settlement.) After making an election to pay Reasonable Settlement Costs with regard to a particular tort claim and a particular Interested Party, NAI will have no right to rescind or revoke the election, despite any subsequent determination that Reasonable Settlement Costs exceed actual settlement costs. It is understood that Reasonable Settlement Costs may be more or less than actual settlement costs and that a final determination of Reasonable Settlement Costs may not be possible until after NAI must decide between paying Reasonable Settlement Costs or paying actual settlement costs.
     (b) Notwithstanding the foregoing, NAI will have no right to elect to pay Reasonable Settlement Costs in lieu of actual settlement costs if an Interested Party settles claims without NAI’s consent at any time when an Event of Default has occurred and is continuing or after a failure by NAI to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation as provided in subparagraph 5(C)(4)(a).
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     (c) Except as provided in this subparagraph 5(D)(4), no settlement by any Interested Party of any claim made against it will excuse NAI from any obligation to indemnify the Interested Party against the settlement costs or other Losses suffered by reason of, in connection with, arising out of, or in any way related to such claim.
     (5) No Authority to Admit Wrongdoing by NAI or to Bind NAI to any Settlement. No Interested Party will under any circumstances have any authority to bind NAI to an admission of wrongdoing or responsibility to any third party claimant with regard to matters for which such Interested Party claims a right to indemnification from NAI under this Lease.
Further, nothing herein contained, including the foregoing provisions concerning settlements by Interested Parties of indemnified Losses, will be construed as authorizing any Interested Party to bind NAI to do or refrain from doing anything to satisfy a third party claimant. If, for example, a claim is made by a Governmental Authority that NAI must refrain from some particular conduct on or about the Land in order to comply with Applicable Laws, BNPPLC cannot bind NAI (and will not purport to bind NAI) to any agreement to refrain from such conduct or otherwise prevent NAI from continuing to contest the claim by reason of any provision set forth herein.
Moreover, so long as this Lease continues, no Interested Party may settle any claim involving the Property by executing any agreement (including any consent decree proposed by any Governmental Authority) which purports to prohibit, limit or impose conditions upon any use of the Property by NAI without the prior written consent of NAI. In the case of any proposed settlement of a claim asserted by a Governmental Authority against BNPPLC, NAI will not unreasonably withhold such consent. However, for purposes of determining whether it is reasonable for NAI to withhold such consent, any diligent ongoing undertaking by NAI to contest such the claim on behalf of BNPPLC will be relevant.
Subject to the foregoing provisions in this subparagraph 5(D)(5), any Interested Party may agree for itself (and only for itself) to act or refrain from doing anything as demanded or requested by a third party claimant; provided, however, in no event will such an agreement impede NAI from continuing to exercise its rights to operate its business on the Property or elsewhere in any lawful manner deemed appropriate by NAI, nor will any such agreement limit or impede NAI’s right to contest claims raised by any third party claimants (including Governmental Authorities) that NAI is not complying or has not complied with Applicable Laws.
     (6) Defense of Tax Claims. This Lease does not grant to NAI any right to
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control the defense of or contest any tax claim for which an Interested Party may have a right to indemnity under subparagraph 5(C), other than the right to contest Local Impositions as provided in subparagraph 5(A), nor does this Lease grant to NAI the right to inspect the income tax returns, books or records of any Interested Party. Nevertheless, if a tax claim is asserted against BNPPLC for which it is entitled to be indemnified pursuant to subparagraph 5(C), BNPPLC will consider in good faith any defenses and strategies proposed by NAI with regard to such claim. Further, if any such tax claim is asserted against BNPPLC which involves assertions that apply not only to the transactions contemplated by this Lease, but also to other similar transactions in which BNPPLC has participated, then BNPPLC will not settle the claim on a basis that results in a disproportionately greater tax burden with respect to the transactions contemplated herein than with respect to such other similar transactions. For example, if taxing authorities assert that both this Lease and other comparable lease agreements made by BNPPLC are not financing arrangements as intended by the parties thereto, and on the basis of such assertions the taxing authorities claim that BNPPLC owes income taxes which are not Excluded Taxes, then BNPPLC will not settle the claim in a manner that would cause NAI’s liability under subparagraph 5(C) to be disproportionately greater than the indemnity obligation of another similarly situated tenant of BNPPLC under another lease agreement with an indemnity provision comparable to subparagraph 5(C). Also, BNPPLC will not grant to another tenant the right to dictate to BNPPLC the tax position BNPPLC must take in regard to the Property or the Operative Documents, except that BNPPLC may include provisions comparable to the foregoing in other leases to assure other tenants against a disproportionately greater burden than NAI will bear in regard to any settlement of a tax claim by BNPPLC.
     (7) Indemnified Parties Other than Landlord. As a condition to making any indemnity payment for Losses directly to any Interested Party other than BNPPLC itself, NAI may require the Interested Party to confirm and agree in writing that it will be obligated to make the payments to NAI as provided in subparagraph 5(E)(2) in the event the Interested Party subsequently receives a refund of the Losses covered by such indemnity payment.
     (E) Refunds and Credits Related to Losses Paid by NAI.
     (1) If BNPPLC receives a refund of any Losses paid, reimbursed or advanced by NAI pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), BNPPLC will promptly pay to NAI the amount of such refund, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the refund and such payment to NAI; provided, that the amount payable to NAI will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by NAI. If it is subsequently determined that BNPPLC
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was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which NAI must indemnify BNPPLC pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, BNPPLC also receives an amount representing interest on such refund, BNPPLC will promptly pay to NAI the amount of such interest, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of the receipt or accrual of the interest and as a result of such payment to NAI; provided, that BNPPLC will not be required to make any such payment in respect of the interest (if any) that is fairly attributable to a period for which NAI had not yet paid, reimbursed or advanced the Losses refunded to BNPPLC.
     (2) If any Interested Party (other than BNPPLC itself) receives a refund of any Loss paid, reimbursed or advanced by NAI pursuant to this Paragraph 5 that has not already been accounted for in the After Tax Basis calculation described in subparagraph 5(C)(1), NAI may demand (and enforce the demand pursuant to any agreement previously delivered by the Interested Party as provided in subparagraph 5(D)(7)) that such Interested Party promptly pay to NAI the amount of such refund, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the refund and such payment to NAI; provided, that the amount payable to NAI will not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by NAI. If it is subsequently determined that such Interested Party was not entitled to the refund, the portion of the refund that is repaid or recaptured will be treated as a Loss for which NAI must indemnify such Interested Party pursuant to this Paragraph 5 without regard to subparagraph 5(D). If, in connection with any such refund, such Interested Party also receives an amount representing interest on such refund, NAI may demand that such Interested Party promptly pay to NAI the amount of such interest, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the receipt or accrual of the interest and as a result of such payment to NAI; provided, that such Interested Party will not be required to make any such payment in respect of the interest (if any) which is fairly attributable to a period before NAI paid, reimbursed or advanced the Losses refunded to such Interested Party.
     (3) With respect to Losses incurred or suffered by an Interested Party and paid or reimbursed by NAI on an After Tax Basis, if taxes of such Interested Party which are not subject to indemnification by NAI are reduced because of such Losses (whether by reason of a deduction, credit or otherwise) and such reduction was not taken into account in the calculation of the required reimbursement or payment by NAI, then for purposes of this subparagraph 5(E) such reduction will be considered a “refund”.
     (4) Notwithstanding the foregoing, in no event will BNPPLC or any other Interested Party be required to make any payment to NAI pursuant to this subparagraph 5(E) when an Event of Default has occurred and is continuing.
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     (F) Reimbursement of Excluded Taxes Paid by NAI. If NAI is ever required (by laws imposing withholding tax obligations or otherwise) to pay Excluded Taxes that any Interested Party should have paid, but failed to pay when due, in connection with this Lease, such Interested Party must reimburse NAI for such Excluded Taxes (together with any additional amount required to preserve for NAI the full amount of such reimbursement after related taxes are considered, calculated in the same manner that an Additional Indemnity Payment would be calculated under subparagraph 5(C)(1) in the case of a reimbursement owed by NAI to an Interested Party) within 30 days after such Interested Party’s receipt of a written demand for such reimbursement by NAI.
     (G) Collection on Behalf of Participants. BNPPLC may, on behalf of any Participant or its Affiliates, collect any amount that becomes due from NAI to such Participant or its Affiliates pursuant to subparagraph 5(B) or 5(C), in which case BNPPLC will be obligated to such Participant in respect of the collected amount as provided in the Participation Agreement. Alternatively, as provided in the Participation Agreement, BNPPLC may assign the right to collect any such amount to such Participant, in which case the Participant will be entitled to collect the same directly from NAI.
6 Replacement of Participants.
     (A) NAI’s Right to Substitute Participants. During the Term, so long as no Event of Default exists and subject to the terms and conditions set forth in subparagraph 6(B), if any Participant which is not an Affiliate of BNPPLC (in this Paragraph, the “Unrelated Participant”) (1) declines to approve the Rent for an extension of this Lease under subparagraph 1(D), or (2) makes a demand for compensation under subparagraph 5(B), NAI may request that BNPPLC execute Participation Agreement Supplements (as defined in the Participation Agreement) as needed to transfer the rights of the Unrelated Participant thereunder to one or more new Participants (in this subparagraph, whether one or more, the “New Participants”) designated by NAI who are willing and able to accept such interests and to make Funding Advances as necessary to terminate the Unrelated Participant’s right to payments in respect of Base Rent and the Lease Balance under the Operative Documents. BNPPLC will execute such Participation Agreement Supplements within ten Business Days of the later to occur of such request by NAI and satisfaction of all conditions set forth in subparagraph 6(B).
     (B) Conditions to Replacement of Participants. NAI and BNPPLC, working together, will endeavor in good faith to identify New Participants that are willing to replace any Unrelated Participant described in the preceding subparagraph and that are acceptable to both NAI and BNPPLC. (The term New Participants may include new parties to the Participation Agreement and it may include existing Participants that increase their Funding Advances as needed to replace the Unrelated Participant.) However, nothing contained herein will be construed to require BNPPLC itself to increase its Percentage (as defined in the Participation Agreement) to
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replace an Unrelated Participant, and nothing herein contained will be construed to require BNPPLC itself to provide or to obtain from its Affiliates Funding Advances to replace the Funding Advances that an Unrelated Participant has provided or agreed to provide. Also, New Participants will be subject to the approval of BNPPLC; provided, that BNPPLC must not unreasonably withhold its approval for the substitution of any New Participant proposed by NAI for any Unrelated Participant so long as (i) no Event of Default has occurred and is continuing, (ii) BNPPLC determines it can give such approval without violating Applicable Laws, without breaching its obligations under the Participation Agreement, and without waiving rights or remedies it has under this Lease or the other Operative Documents, (iii) BNPPLC or BNPPLC’s Parent is not involved in any material litigation adverse to the New Participant in any pending lawsuit or other legal proceeding, and (iv) all of the conditions listed in the next sentence are satisfied. Any substitution of New Participants for an Unrelated Participant as provided in this Paragraph will be subject to the following conditions:
     (1) the proposed substitution does not include a waiver of rights by BNPPLC against any Unrelated Participant or require BNPPLC to pay any amounts out-of-pocket that are not reimbursed concurrently by NAI or the New Participants;
     (2) the New Participants must become parties to the Participation Agreement (by executing supplements to that agreement as provided therein) and must provide all funds due to the Unrelated Participant being replaced because of the termination of the Unrelated Participant’s rights to receive payments in respect of Net Cash Flow and Net Sales Proceeds (both as defined in the Participation Agreement); and
     (3) the obligations of BNPPLC to the New Participants must not exceed the obligations that BNPPLC would have had to the Unrelated Participant if there had been no substitution, other than those for which NAI is liable.
Upon consummation of any such substitution NAI must pay to the replaced Participant Breakage Costs, if any, incurred by the replaced Participant because of the substitution.
7 Items Included in the Property
     (A) Status of Property. All Improvements on the Land from time to time will constitute “Property” covered by this Lease. Further, as provided in the Construction Agreement, to the extent heretofore or hereafter acquired by NAI (in whole or in part) with funds previously advanced by BNPPLC under the Prior Construction Agreement or with any portion of the Initial Advance or with any Construction Advances or with other funds for which NAI has received or receives reimbursement from such funds previously advanced, the Initial Advance or Construction Advances, all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature will be deemed to have been acquired
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on behalf of BNPPLC by NAI and will constitute “Property” covered by this Lease, as will all renewals or replacements of or substitutions for any such Property. Upon request of BNPPLC, but not more often than once in any period of twelve consecutive months, NAI will deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of Tangible Personal Property, showing the make, model, serial number and location thereof) with a certification by NAI that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPPLC.
     (B) Changes in the Land Covered by the Ground Lease. Upon any amendment of the definition of the “Land” covered by the Ground Lease, the “Land” as defined in and covered by this Lease and the other Operative Documents will also be so amended.
8 Environmental.
     (A) Environmental Covenants by NAI.
          (1) NAI will not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work.
          (2) NAI will not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (i) storm water runoff, (ii) waste water discharges through a publicly owned treatment works, (iii) discharges that are a necessary part of any Remedial Work, and (iv) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in strict compliance with Environmental Laws.
          (3) Following any discovery that Remedial Work is required by Environmental Laws or is otherwise reasonably believed by BNPPLC to be required, and to the extent not inconsistent with the other provisions of this Lease, NAI must promptly perform and diligently and continuously pursue such Remedial Work.
          (4) If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, NAI must retain environmental consultants reasonably acceptable to BNPPLC to evaluate any significant new information generated during NAI’s implementation of the Remedial Work and to discuss with NAI whether such new information indicates the need for any additional measures that NAI should take to protect the health and safety of persons (including employees, contractors and
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subcontractors and their employees) or to protect the environment. NAI must implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably believed by BNPPLC to be required.
     (B) Right of BNPPLC to do Remedial Work Not Performed by NAI. If NAI’s failure to perform any Remedial Work required as provided in subparagraph 8(A) continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof will be a demand obligation owing by NAI to BNPPLC. As used in this subparagraph, “Environmental Cure Period” means the period ending on the earliest of: (1) ninety days after NAI is notified of the breach which must be cured within such period or, if during such ninety days NAI initiates the Remedial Work and diligently and continuously pursues it in accordance with a timetable accepted and approved by applicable Governmental Authorities (which may include delays waiting for permits or other authorizations), the date by which such Remedial Work is to be completed according to such timetable, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (C) Environmental Inspections and Reviews. BNPPLC reserves the right to retain environmental consultants to review any report prepared by NAI or to conduct BNPPLC’s own investigation to confirm whether NAI is complying with the requirements of this Paragraph 8. NAI grants to BNPPLC and to BNPPLC’s agents, employees, consultants and contractors the right to enter upon the Property during reasonable hours and after reasonable notice to inspect the Property and to perform such tests as BNPPLC deems reasonably necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or reasonably suspected discharge of Hazardous Substances into groundwater or surface water from the Property. NAI must promptly reimburse BNPPLC for the fees of its environmental consultants and the costs of any such inspections and tests; provided, however, BNPPLC’s right to reimbursement for the fees of any consultant engaged as provided in this subparagraph or for the costs of any inspections or test undertaken as provided in this subparagraph will be limited to the following circumstances: (1) an Event of Default has occurred and is continuing at the time of such engagement, tests or inspections; (2) NAI has not exercised the Purchase Option and BNPPLC has retained the consultant to establish the condition of the Property prior to any conveyance thereof pursuant to the Purchase Agreement or to the expiration of this Lease;
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(3) BNPPLC has retained the consultant to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; (4) BNPPLC has retained the consultant because it has reason to believe, and does in good faith believe, that a significant violation of Environmental Laws concerning the Property has occurred; or (5) BNPPLC has retained the consultant because BNPPLC has been notified of a possible violation of Environmental Laws concerning the Property by any Governmental Authority having jurisdiction.
     (D) Communications Regarding Environmental Matters.
     (1) NAI must promptly advise BNPPLC and Participants of (i) any discovery known to NAI of any event or circumstance which would render any of the representations of NAI herein or in any of the other Operative Documents concerning environmental matters materially inaccurate or misleading if made at the time of such discovery and assuming that NAI was aware of all relevant facts, (ii) any Remedial Work (or change in Remedial Work) required or undertaken by NAI or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities, (iii) any discovery known to NAI of any occurrence or condition on any real property adjoining or in the vicinity of the Property which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (iv) any investigation or inquiry known to NAI of any failure or alleged failure by NAI to comply with Environmental Laws affecting the Property by any Governmental Authority responsible for enforcing Environmental Laws. In such event, NAI will deliver to BNPPLC within thirty days after BNPPLC’s request, a preliminary written environmental plan setting forth a general description of the action that NAI proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by NAI of this Paragraph 8, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may reasonably request.
     (2) NAI will provide BNPPLC and Participants with copies of all material written communications with Governmental Authorities relating to the matters listed in the preceding clause (1). NAI will also provide BNPPLC and Participants with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of NAI to maintain or operate the Property in accordance with Environmental Laws.
     (3) Prior to NAI’s submission of a communication to any regulatory agency or third party which causes, or potentially could cause (whether by implementation of or
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response to said communication), a material change in the scope, duration, or nature of any Remedial Work, NAI must, to the extent practicable, deliver to BNPPLC and Participants a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC’s request, NAI will meet with BNPPLC to discuss the submission, will provide any additional information reasonably requested by BNPPLC and will provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission.
9 Insurance Required and Condemnation.
     (A) Liability Insurance. Throughout the Term NAI must maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies that satisfy the Minimum Insurance Requirements. NAI must deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (B) Property Insurance.
     (1) Throughout the Term NAI must keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the Minimum Insurance Requirements. NAI must deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (2) If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance is required hereunder, (a) BNPPLC may, but will not be obligated to, make proof of loss if not made promptly by NAI after notice from BNPPLC, (b) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC (or, if so instructed by BNPPLC, to NAI) for application as required by Paragraph 10, and (c) BNPPLC will be entitled, in its own name or in the name of NAI or in the name of both, to settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance; except that, if any such claim is for less than $1,000,000, if no 97-10/Meltdown Event has occurred and if no Event of Default has occurred and is continuing, NAI alone will have the right to settle, adjust or compromise
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the claim as NAI deems appropriate; and, except that, during the Term, so long as no Event of Default has occurred and is continuing, BNPPLC must provide NAI with at least forty-five days notice of BNPPLC’s intention to settle any such claim before settling it unless NAI has already approved of the settlement by BNPPLC.
     (3) BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds.
     (4) If any casualty results in damage to or loss or destruction of the Property, NAI must give prompt notice thereof to BNPPLC and Paragraph 10 will apply.
     (C) Failure to Obtain Insurance. If NAI fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, BNPPLC will be entitled (but not required) to obtain the insurance that NAI has failed to obtain or for which NAI has not provided the required confirmation and, without limiting BNPPLC’s other remedies under the circumstances, BNPPLC may require NAI to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by NAI.
     (D) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party will promptly notify the other (provided, however, BNPPLC will have no liability for its failure to provide such notice) of the pendency of such proceedings. (As used herein, “condemnation of the Property” or words of like effect will include any indirect condemnation by means of a taking of the Land or the Existing Appurtenant Easements or any part thereof.) NAI must, at its expense, diligently prosecute any such proceedings and must consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. BNPPLC is hereby authorized, in its own name or in the name of NAI or in the name of both, at any time after a 97-10/Meltdown Event or when an Event of Default has occurred and is continuing, but not otherwise without NAI’s prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.
     Notwithstanding the foregoing provisions of this subparagraph, if condemnation proceeds totaling not more than $1,000,000 are to be recovered as a result of a taking of less than all or substantially all of the Property, NAI may directly receive and hold such proceeds during the Term, so long as no Event of Default has occurred and is continuing and NAI applies such proceeds as required herein.
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     (E) Waiver of Subrogation. NAI, for itself and for any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party to recover Losses for which NAI is compensated by insurance or would be compensated by the insurance contemplated in this Lease, but for any deductible or self-insured retention maintained under such insurance or but for a failure of NAI to maintain the insurance as required by this Lease. NAI agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.
10 Application of Insurance and Condemnation Proceeds.
     (A) Collection and Application of Insurance and Condemnation Proceeds Generally. This Paragraph 10 will govern the application of proceeds received by BNPPLC or NAI during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by NAI), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g.,damage resulting from a third party’s release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC’s Parent, by an Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph 10(D), NAI must promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 10 which NAI may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph 10, including those received by BNPPLC from NAI or third parties, will be applied as follows:
     (1) First, proceeds covered by this Paragraph 10 will be used to reimburse BNPPLC for any reasonable costs and expenses, including Attorneys’ Fees, that BNPPLC incurred to collect the proceeds.
     (2) Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the “Remaining Proceeds”) will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse NAI or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 10, BNPPLC will hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account will be added to and made a part of such Escrowed Proceeds.
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     (B) Advances of Escrowed Proceeds to NAI. Except as otherwise provided below in this Paragraph 10, BNPPLC will advance all Remaining Proceeds held by it as Escrowed Proceeds to reimburse NAI for the actual out-of-pocket cost to NAI of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration, progresses and upon compliance by NAI with such terms, conditions and requirements as may be reasonably imposed by BNPPLC to assure the completion of such repair or restoration with available funds. So long as any Lease Balance remains outstanding, however, BNPPLC will not be required to pay Escrowed Proceeds to NAI in excess of the actual out-of-pocket cost to NAI of the applicable repair or restoration, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC, it being understood that BNPPLC may retain and, after NAI has completed the applicable repair or restoration and been reimbursed for the out-of-pocket cost thereof, apply any such excess (or so much thereof as is needed to reduce the Lease Balance to zero) as a Qualified Prepayment.
     (C) Application of Escrowed Proceeds as a Qualified Prepayment. During the Term, so long as no Event of Default has occurred and is continuing, BNPPLC will apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Prepayment) as a Qualified Prepayment on any date that BNPPLC is directed to do so by a notice from NAI; however, if such a notice from NAI specifies an effective date for a Qualified Prepayment that is less than five Business Days after BNPPLC’s actual receipt of the notice, BNPPLC may postpone the date of the Qualified Prepayment to any date not later than five Business Days after BNPPLC’s receipt of the notice. In any event, BNPPLC may deduct Breakage Costs or any Fixed Rate Settlement Amount incurred in connection with any Qualified Prepayment from the Remaining Proceeds or other amounts available for application as the Qualified Prepayment, and NAI must reimburse BNPPLC upon request for any such Breakage Costs or Fixed Rate Settlement Amount that BNPPLC incurs but does not deduct.
     (D) Right of NAI to Receive and Apply Remaining Proceeds Below a Certain Level. If, after the Completion Date, any condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property will (in the good faith judgment of BNPPLC) reduce the then current “AS IS” market value by less than $1,000,000 and (in the good faith estimation of BNPPLC) be unlikely to result in Remaining Proceeds of more than $1,000,000, and if no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, then BNPPLC will, upon NAI’s request, instruct the condemning authority or insurer, as applicable, to pay the Remaining Proceeds resulting therefrom directly to NAI. NAI must apply any such Remaining Proceeds to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before taking or casualty.
     (E) Special Provisions Applicable After a 97-10/Meltdown Event or an Event of Default. Notwithstanding the foregoing, after any 97-10/Meltdown Event, and when any Event of
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Default has occurred and is continuing, BNPPLC will be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 10 and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of NAI or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments. Further, when any Event of Default has occurred and is continuing, if the Remaining Proceeds paid to BNPPLC with respect to any damage or destruction of the Property are reduced by reason of any insurance deductible or self-insured retention, NAI must pay to BNPPLC upon demand an additional amount equal to the full amount of such deductible or self insured retention, whereupon the additional amount paid will be added to the Remaining Proceeds and applied as such by BNPPLC in accordance with the provisions of this Lease.
     (F) NAI’s Obligation to Restore. Regardless of the adequacy of any Remaining Proceeds available to NAI hereunder, if on or after the Completion Date, the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, NAI must either (1) promptly restore or improve the Property or the remainder thereof to a value no less than the Lease Balance and to a reasonably safe and sightly condition, or (2) promptly restore the Property or remainder thereof to a reasonably safe and sightly condition and pay to BNPPLC for application as a Qualified Prepayment the amount (if any), as determined by BNPPLC, needed to reduce the Lease Balance to no more than the then current “AS IS” market value of the Property or remainder thereof.
     (G) Takings of All or Substantially All of the Property on or after the Completion Date. In the event of any taking of all or substantially all of the Property on or after the Completion Date, BNPPLC will be entitled to apply all Remaining Proceeds (or so much thereof as is required to reduce the Lease Balance to zero) as a Qualified Prepayment. Any taking of so much of the Property as, in BNPPLC’s good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (1) of the preceding subparagraph will be considered a taking of substantially all the Property for purposes of this Paragraph 10.
     (H) If Remaining Proceeds Exceed the Lease Balance. Notwithstanding the various provisions of this Paragraph 10 authorizing BNPPLC to apply Remaining Proceeds received by it during the Term as a Qualified Prepayment, in the event any such Remaining Proceeds exceed the sum of (i) all payments thereof made to NAI to reimburse it for the costs of repairs and restoration to the Property, (ii) any application thereof to cover costs incurred by BNPPLC for the repair or restoration the Property and (iii) the Lease Balance, such excess will not be applied as a Qualified Prepayment, but rather will constitute Escrowed Proceeds which must, if NAI exercises the Purchase Option pursuant to the Purchase Agreement, be delivered to the purchaser of the Property (be it NAI or an Applicable Purchaser) as provided therein.
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11 Additional Representations, Warranties and Covenants of NAI Concerning the Property. NAI represents, warrants and covenants as follows:
     (A) Operation and Maintenance. NAI must operate and maintain the Property in a good and workmanlike manner and in compliance with Applicable Laws in all material respects and pay or cause to be paid all fees or charges of any kind due in connection therewith. (If NAI does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written complaint or demand for corrective action given by any Governmental Authority to NAI, or to BNPPLC and forwarded by it to NAI, then for purposes of the preceding sentence, NAI will be considered not to have maintained the Property “in compliance with all Applicable Laws in all material respects” whether or not the noncompliance would be material in the absence of the complaint or demand.) NAI will not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Laws or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect to the Property. To the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, NAI will not, without BNPPLC’s prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. NAI will not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and NAI will not do anything that could reasonably be expected to significantly reduce the market value of the Property. If NAI receives a notice or claim from any Governmental Authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, NAI must promptly furnish a copy of such notice or claim to BNPPLC.
     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest NAI will not be deemed in default hereunder because of the violation of such Applicable Law, if NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if NAI promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest must be concluded and the violation of such Applicable Law must be corrected by NAI and any claims asserted against BNPPLC or the Property because of such violation must be paid by NAI, all prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such violation, (ii) the
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date that any action is taken or overtly threatened by any Governmental Authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (B) Debts for Construction, Maintenance, Operation or Development. NAI must cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including invoices for labor, material and equipment and all debts and charges for utilities servicing the Property, to be promptly paid.
     Notwithstanding the foregoing, NAI may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted statutory liens in the nature of contractors’, mechanics’ or materialmens’ liens, and pending such contest NAI will not be deemed in default under this subparagraph because of the contested lien if (1) within thirty days after being asked to do so by BNPPLC, NAI bonds over to BNPPLC’s reasonable satisfaction all such contested liens against the Property alleged to secure an amount in excess of $1,000,000 (individually or in the aggregate), (2) NAI diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (3) NAI promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest must be concluded and the lien, interest and costs must be paid by NAI prior to the earliest of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPPLC has an interest may be seized or sold or any other action is taken or overtly threatened against BNPPLC or any property in which BNPPLC has an interest because of the nonpayment thereof, or (iii) a Designated Sale Date upon which, for any reason, NAI or an Affiliate of NAI or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by NAI pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (C) Repair, Maintenance, Alterations and Additions. NAI must keep the Property in good order, operating condition and appearance and must cause all necessary repairs, renewals and replacements to be promptly made. NAI will not allow any of the Property to be materially misused, abused or wasted, and NAI will promptly replace any worn-out fixtures and Tangible Personal Property with fixtures and personal property comparable to the replaced items when new. NAI will not, without the prior consent of BNPPLC, (i) remove from the Property any
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fixture or Personal Property having significant value except such as are replaced by NAI by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause “significant value” will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by NAI by items of equal suitability and value, has an aggregate value of $500,000 or more) or (ii) make material new Improvements or alter Improvements in any material respect following completion of the Work contemplated in the Construction Agreement.
     However, during the Term, so long as no Event of Default has occurred and is continuing, BNPPLC will not unreasonably withhold a consent requested by NAI pursuant to the preceding sentence for the construction or alteration of Improvements. NAI acknowledges, however, that BNPPLC’s refusal or failure to give such consent will be deemed reasonable if BNPPLC believes in good faith that the construction or alteration for which NAI is requesting consent could have a material adverse impact upon the value of the Property (taken as whole), or if NAI has not provided BNPPLC with adequate information to allow BNPPLC to properly evaluate such impact on value.
     Without limiting the foregoing, NAI must notify BNPPLC before making any significant alterations to the Improvements during the Term, regardless of the impact on the value of the Property expected to result from such alterations.
     (D) Permitted Encumbrances. NAI must comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances. Without limiting the foregoing, NAI must cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, NAI will not create any new Permitted Encumbrance or enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC’s interest in the Property or be binding upon BNPPLC itself. (Whether BNPPLC must give any such consent requested by NAI during the Term of this Lease will be governed by subparagraph 4(C) of the Closing Certificate.)
     (E) Books and Records Concerning the Property. NAI must keep books and records that are accurate and complete in all material respects for the Property and, subject to Paragraph 22, must permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC during normal business hours. (BNPPLC will not over the objection of NAI inspect or copy such materials more than once in any twelve month period unless BNPPLC believes in good faith that more frequent
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inspection and copying is required to determine whether a Default or an Event of Default has occurred and is continuing or to assess the effect thereof or to properly exercise remedies with respect thereto.) This subparagraph will not be construed as requiring NAI to regularly maintain separate books and records relating exclusively to the Property, but NAI will as reasonably requested from time to time by BNPPLC construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Property.
12 Assignment and Subletting by NAI.
     (A) BNPPLC’s Consent Required. Without the prior consent of BNPPLC, NAI will not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of NAI hereunder and will not sublet all or any part of the Property, by operation of law or otherwise, except as follows:
     (1) During the Term, so long as no Event of Default has occurred and is continuing, NAI may sublet (a) to Affiliates of NAI, or (b) no more than thirty-three percent (33%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements to Persons who are not NAI’s Affiliates, subject to the conditions that (i) any such sublease by NAI must be made expressly subject and subordinate to the terms hereof, (ii) the sublease must have a term equal to or less than the remainder of the then effective Term of this Lease, and (iii) the use permitted by the sublease must be expressly limited to uses consistent with subparagraph 2(A) or other uses approved in advance by BNPPLC as uses that will not present any extraordinary risk of uninsured environmental or other liability.
     (2) During the Term, so long as no Event of Default has occurred and is continuing, NAI may assign all of its rights under this Lease and the other Operative Documents to an Affiliate of NAI, subject to the conditions that (a) the assignment must be in writing and must unconditionally provide that the Affiliate assumes all of NAI’s obligations hereunder and thereunder, and (b) NAI must execute an unconditional guaranty of the obligations assumed by the Affiliate in form satisfactory to BNPPLC, confirming (x) that notwithstanding the assignment NAI will remain primarily liable for all of the obligations undertaken by NAI under the Operative Documents, (y) that such guaranty is a guaranty of payment and performance and not merely of collection, and (z) that NAI waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties.
     (B) Standard for BNPPLC’s Consent to Assignments and Certain Other Matters. Consents and approvals of BNPPLC which are required by this Paragraph 12 will not be unreasonably withheld, but NAI acknowledges that BNPPLC’s withholding of such consent or approval will be reasonable if BNPPLC determines in good faith that (1) giving the approval may
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increase BNPPLC’s risk of liability for any existing or future environmental problem, (2) giving the approval is likely to substantially increase BNPPLC’s administrative burden of complying with or monitoring NAI’s compliance with the requirements of this Lease, or (3) any transaction for which NAI has requested the consent or approval would negate NAI’s representations in the Operative Documents regarding ERISA or cause any of the Operative Documents (or any exercise of BNPPLC’s rights thereunder) to constitute a violation of any provision of ERISA. Further, NAI acknowledges that BNPPLC may reasonably require, as a condition to giving its consent to any assignment by NAI, that NAI execute an unconditional guaranty providing that NAI will remain primarily liable for all of the tenant’s obligations hereunder and under other Operative Documents. Any such guaranty must be a guaranty of payment and not merely of collection, must provide that NAI waives to the extent permitted by Applicable Law all defenses otherwise available to guarantors or sureties, and must otherwise be in a form satisfactory to BNPPLC.
     (C) Consent Not a Waiver. No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or NAI’s interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC’s consent, will release NAI from liability hereunder; and any such consent will apply only to the specific transaction thereby authorized and will not relieve NAI from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of NAI hereunder.
13 Assignment by BNPPLC.
     (A) Restrictions on Transfers. Except by a Permitted Transfer, BNPPLC will not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of NAI, which consent NAI may withhold in its sole discretion. Further, notwithstanding anything to the contrary herein contained, if withholding taxes are imposed on the Rents payable to BNPPLC hereunder because of BNPPLC’s assignment of this Lease to any citizen of, or any corporation or other entity formed under the laws of, a country other than the United States, NAI will not be required to compensate BNPPLC or any such assignee for the withholding tax.
     (B) Effect of Permitted Transfer or other Assignment by BNPPLC. If by a Permitted Transfer BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC’s rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC’s obligations under this Lease and under the other Operative Documents, then BNPPLC will thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents (other than any liability for a breach of any continuing obligation to provide Construction Advances under the
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Construction Agreement), and NAI must look solely to each successor in interest of BNPPLC for performance of such obligations.
14 BNPPLC’s Right to Enter and to Perform for NAI .
     (A) Right to Enter. BNPPLC and BNPPLC’s representatives may, subject to subparagraph 14(C), enter the Property for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose of confirming whether NAI has complied with the requirements of this Lease or the other Operative Documents. During the Term, so long as no Event of Default has occurred and is continuing and no apparent emergency exists which would justify immediate entry, BNPPLC will give NAI at least two Business Days notice before making any such entry over the objection of NAI and will limit any such entry to normal business hours.
     (B) Performance for NAI. If NAI fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which NAI is required by this Lease or the Closing Certificate to pay, and if such failure or action constitutes an Event of Default or renders BNPPLC or any director, officer, employee or Affiliate of BNPPLC at risk of criminal prosecution or renders BNPPLC’s interest in the Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, will be a demand obligation owing by NAI to BNPPLC. Further, upon making such payment, BNPPLC will be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein will imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease NAI may be required to perform, and the performance thereof by BNPPLC will not constitute a waiver of NAI’s default. BNPPLC may during the progress of any such work by BNPPLC keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to NAI or the subtenants or invitees of NAI by reason of the performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of NAI under this Lease will not thereby be excused in any manner.
     (C) Building Security. So long as NAI remains in possession of the Property, BNPPLC or BNPPLC’s representative will, before making any inspection or performing any work on the Property authorized by this Lease, do the following
     (1) BNPPLC will give NAI at least 24 hours notice, unless BNPPLC believes in good faith that an emergency may exist or a Default has occurred and is continuing, because of which significant damage to the Property or other significant Losses may be
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sustained if BNPPLC delays entry to the Property; and
     (2) if then requested to do so by NAI in order to maintain NAI’s security, BNPPLC or its representative will: (i) sign in at NAI’s security or information desk if NAI has such a desk on the premises, (ii) wear a visitor’s badge or other reasonable identification, (iii) permit an employee of NAI to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of NAI that do not, individually or in the aggregate, significantly interfere with inspections or work of BNPPLC authorized by this Lease.
15 Remedies.
     (A) Traditional Lease Remedies. At any time after an Event of Default and after BNPPLC has given any notice required by subparagraph 15(C), BNPPLC will be entitled at BNPPLC’s option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph 15(A)), to exercise any one or more of the following remedies:
     (1) By notice to NAI, BNPPLC may terminate NAI’s right to possession of the Property. However, only a notice clearly and unequivocally confirming that BNPPLC has elected to terminate NAI’s right of possession will be effective for purposes of this provision.
     (2) Upon termination of NAI’s right to possession as provided in the immediately preceding subsection (1) and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Laws and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any personal property on the Land may be removed and stored in a warehouse or elsewhere, and in such event the cost of any such removal and storage will be at the expense and risk of and for the account of NAI.
     (3) Upon termination of NAI’s right to possession as provided in the immediately preceding subsection (1), this Lease will terminate and BNPPLC may recover from NAI damages which include the following:
     (a) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;
     (b) costs and expenses actually incurred by BNPPLC to repair damage to the Property that NAI was obligated to (but failed to) repair prior to the termination;
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     (c) the sum of the following (“Lease Termination Damages”):
     1) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that NAI proves could have been reasonably avoided;
     2) the worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that NAI proves could be reasonably avoided;
     3) any other amount necessary to compensate BNPPLC for all the detriment proximately caused by NAI’s failure to perform NAI’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses of preparing and altering the Property for reletting and all other costs and expenses of reletting (including Attorneys’ Fees, advertising costs and brokers’ commissions), and
     (d) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable North Carolina law.
The “worth at the time of award” of the amounts referred to in subparagraph 15(A)(3)(a) and subparagraph 15(A)(3)(c)1) will be computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in subparagraph 15(A)(3)(c)2) will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
Notwithstanding the foregoing, the total Lease Termination Damages which BNPPLC may recover from NAI will be limited in amount to the extent required, if any, to prevent the sum of recoverable Lease Termination Damages, plus any Supplemental Payment that BNPPLC has received or remains entitled to recover pursuant to the Purchase Agreement, from being more than the Maximum Remarketing Obligation; provided, however, if a Supplemental Payment is owed to BNPPLC according to the Purchase Agreement, but NAI fails to pay it, this limitation upon BNPPLC’s right to recover Lease Termination Damages will be of no effect. For purposes of this provision, “Maximum Remarketing Obligation” is intended to have the meaning assigned to it in the Purchase Agreement and is intended to be computed as of the date any award of Lease Termination Damages to BNPPLC as if such date was the Designated Sale Date.
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     (4) Even after a breach of this Lease or abandonment of the Property by NAI, BNPPLC may continue this Lease in force and recover Rent as it becomes due. Accordingly, despite any breach or abandonment by NAI, this Lease will continue in effect for so long as BNPPLC does not terminate NAI’s right to possession, and BNPPLC may enforce all of BNPPLC’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. NAI’s right to possession will not be deemed to have been terminated by BNPPLC except pursuant to subparagraph 15(A)(1) hereof. The following, in and of themselves, will not constitute a termination of NAI’s right to possession:
     (a) Acts of maintenance or preservation or efforts to relet the Property;
     (b) The appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC’s interest under this Lease; or
     (c) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by NAI.
     (B) Foreclosure Remedies. At any time when an Event of Default has occurred and is continuing, BNPPLC may notify NAI of BNPPLC’s intent to pursue remedies described in Exhibit B, and at any time thereafter, regardless of whether the Event of Default is continuing, if NAI has not already purchased the Property or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement, (i) BNPPLC will have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by law, to sell or arrange for a sale to foreclose its lien and security interest granted in Exhibit B, and (ii) BNPPLC, in lieu of or in addition to exercising any power of sale granted in Exhibit B, may proceed by a suit or suits in equity or at law, whether for a foreclosure or sale of the Property, or against NAI for the Lease Balance, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure or sale of the Property, or for the enforcement of any other appropriate legal or equitable remedy.
     (C) Notice Required So Long As the Purchase Option Continues Under the Purchase Agreement. During the Term, so long as NAI remains in possession of the Property and there has been no termination of the Purchase Option as provided in Paragraph 6(B) of the Purchase Agreement, BNPPLC’s right to exercise remedies provided in subparagraph 15(A) or to complete any foreclosure sale as provided in subparagraph 15(B) will be subject to the condition precedent that BNPPLC has notified NAI, at a time when an Event of Default has occurred and is continuing and no less than thirty days prior to exercising such remedies or completing such a sale, of BNPPLC’s intent to do so. The condition precedent is intended to provide NAI with an opportunity to exercise the Purchase Option before losing possession of the Property because of
Amended and Restated Lease Agreement (RTP Data Center) – Page 43

the remedies enumerated in subparagraph 15(A) or because of a sale authorized by subparagraph 15(B). The condition precedent is not, however, intended to extend any period for curing an Event of Default. Accordingly, if an Event of Default has occurred, and regardless of whether any Event of Default is then continuing, BNPPLC may proceed immediately to exercise remedies provided in subparagraph 15(A) or complete a sale authorized by subparagraph 15(B) at any time after the earliest of (i) thirty days after BNPPLC has given such a notice to NAI, (ii) any date upon which NAI relinquishes possession of the Property, or (iii) any termination of the Purchase Option.
     (D) Enforceability. This Paragraph 15 will be enforceable to the maximum extent not prohibited by Applicable Laws, and the unenforceability of any provision in this Paragraph will not render any other provision unenforceable.
     (E) Remedies Cumulative. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy will be cumulative and in addition to any other right or remedy given to BNPPLC under this Lease or other Operative Documents or now or hereafter existing in favor of BNPPLC under Applicable Laws, except as otherwise expressly provided in the last provision of subparagraph 15(A)(3) above. In addition to other remedies provided in this Lease, BNPPLC will be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by NAI, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease will limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of NAI by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein will modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Agreement, and BNPPLC will not be required to give the thirty day notice described in subparagraph 15(C) as a condition precedent to any acceleration of the Designated Sale Date or to taking any action to enforce the Purchase Agreement. However, to prevent a double recovery, BNPPLC acknowledges that BNPPLC’s right to recover Lease Termination Damages may be limited by the last provision of subparagraph 15(A)(3) above in the event BNPPLC collects or remains entitled to collect a Supplemental Payment as provided in the Purchase Agreement.
16 Default by BNPPLC. If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC will have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from NAI specifying such default
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and specifying what action NAI believes is necessary to cure the default.
17 Quiet Enjoyment. Provided NAI pays the Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by NAI hereunder, BNPPLC will not during the Term disturb NAI’s peaceable and quiet enjoyment of the Property; however, such enjoyment will be subject to the terms and conditions of this Lease, to the Ground Lease, to Permitted Encumbrances and to any other claims not constituting Liens Removable by BNPPLC. If any Lien Removable by BNPPLC is established against the Property, BNPPLC will remove the Lien Removable by BNPPLC promptly. Any breach by BNPPLC of this Paragraph will render BNPPLC liable to NAI for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4(B) above, no such breach will entitle NAI to terminate this Lease or excuse NAI from its obligation to pay Rent.
18 Surrender Upon Termination. Unless NAI or an Applicable Purchaser is purchasing or has purchased BNPPLC’s entire interest in the Property pursuant to the terms of the Purchase Agreement, NAI must, upon the termination of NAI’s right to occupancy, surrender to BNPPLC the Property, including Improvements constructed by NAI and fixtures and furnishings included in the Property, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and with all Improvements in substantially the same condition as of the date the same were initially completed, excepting only (i) ordinary wear and tear that occurs between the maintenance, repairs and replacements required by other provisions of this Lease, and (ii) demolition, alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by NAI in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to NAI or any party claiming under NAI, if not removed at the time of such termination and if BNPPLC so elects, will be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC does not so elect, BNPPLC may remove such property from the Property and store it at NAI’s risk and expense. NAI must bear the expense of repairing any damage to the Property caused by such removal by BNPPLC or NAI.
19 Holding Over by NAI. Should NAI not purchase BNPPLC’s right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without objection by BNPPLC, whether such termination occurs by lapse of time or otherwise, such holding over will constitute and be construed as a tenancy from day to day only on and subject to all of the terms, provisions, covenants and agreements on the part of NAI hereunder; except that the Base Rent required for each day the holding over continues will be due and payable by NAI to BNPPLC upon demand and will equal the difference computed by subtracting (a) any interest accruing on such day under the Purchase Agreement on any past due Supplemental Payment, from (b) an amount equal to (i) the difference computed by subtracting any Supplemental Payment previously made by NAI to
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BNPPLC from the Lease Balance, times (ii) the per annum Default Rate computed as of such day, divided by (iii) three hundred sixty. No payments of money by NAI to BNPPLC after the termination of this Lease will reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof will be valid unless and until the same is reduced to writing and signed by both BNPPLC and NAI.
20 Recording Memorandum. Contemporaneously with the execution of this Lease, the parties will execute and record a memorandum of this Lease for purposes of effecting constructive notice to all Persons of NAI’s rights hereunder.
21 Independent Obligations Evidenced by Other Operative Documents. NAI acknowledges and agrees that nothing contained in this Lease will limit, modify or otherwise affect any of NAI’s obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. Further, in the event of any inconsistency between the express terms and provisions of the Purchase Agreement and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Agreement will control.
22 Proprietary Information and Confidentiality.
     (A) Proprietary Information. NAI will have no obligation to provide proprietary information (as defined in the next sentence) to BNPPLC, except and to the extent (1) expressly required by other terms and conditions of the Operative Documents, or (2) requested by BNPPLC in connection with any inspection of the Property pursuant to the various provisions hereof and, in BNPPLC’s reasonably determination, required to allow BNPPLC to accomplish the purposes of such inspection. (Before NAI delivers any such proprietary information in connection with any inspection of the Property, NAI may require that BNPPLC confirm and ratify the confidentiality agreements covering such proprietary information set forth herein.) For purposes of this Lease and the other Operative Documents, “proprietary information” means NAI’s intellectual property, trade secrets and other confidential information of value to NAI (including, among other things, information about NAI’s manufacturing processes, products, marketing and corporate strategies) that (1) is received by any representative of BNPPLC at the time of any on-site visit to the Property or (2) otherwise delivered to BNPPLC by or on behalf of NAI and labeled “proprietary” or “confidential” or by some other similar designation to identify it as information which NAI considers to be proprietary or confidential.
     (B) Confidentiality. BNPPLC will endeavor in good faith to use reasonable precautions to keep confidential any proprietary information that BNPPLC may receive from NAI or otherwise discover with respect to NAI or NAI’s business in connection with the administration of this Lease or any investigation by BNPPLC hereunder. This provision will not, however, render BNPPLC liable for any disclosures of proprietary information made by it or its
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employees or representatives, unless the disclosure is intentional and made for no reason other than to damage NAI’s business. Also, this provision will not apply to disclosures: (i) specifically and previously authorized in writing by NAI; (ii) to any assignee of BNPPLC as to any interest in the Property so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to BNPPLC so long as BNPPLC informs such persons in writing (if practicable) of the confidential nature of such information and directs them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over BNPPLC or BNPPLC’s Parent (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (although the disclosing party will request confidential treatment of the disclosed information, if practicable); (vi) of information which has previously become publicly available through the actions or inactions of a person other than BNPPLC not, to BNPPLC’s knowledge, in breach of an obligation of confidentiality to NAI; (vii) to any Participant so long as the Participant is bound by and has not repudiated a confidentiality provision concerning NAI’s proprietary information set forth in the Participation Agreement; or (vii) that are reasonably believed by BNPPLC to be necessary or helpful to the determination or enforcement of any contractual or other rights which BNPPLC has or may have against NAI or its Affiliates or which BNPPLC has or may have concerning the Property (provided, that BNPPLC must cooperate with NAI as NAI may reasonably request to mitigate any risk that such disclosures will result in subsequent disclosures of proprietary information which are not necessary or helpful to any such determination or enforcement; such cooperation to include, for example, BNPPLC’s agreement not to oppose a motion by NAI to seal records containing proprietary information in any court proceeding initiated because of a dispute between the parties over the Property or the Operative Documents).
Further, notwithstanding any other contrary provision contained in this Lease or the other Operative Documents, BNPPLC and NAI (and each of their respective employees, representatives or other agents) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Lease and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws and other than any information the disclosure of which would waive the attorney-client privilege, the tax advisor privilege under Section 7525 of the Internal Revenue Code, or similar privileges.
23 Amendment and Restatement of the Prior Lease. This Lease amends, restates and replaces entirely the Prior Lease. Without limiting the rights and obligations of NAI under this Lease, NAI acknowledges that any and all rights or interest of NAI in and to the Land or other Property under the Prior Lease are now made subject to the terms and conditions of this Lease; and all rights and interests of BNPPLC in and to the Land or other Property under the
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Prior Lease are renewed and extended (rather than terminated) by this Lease.
[The signature pages follow.]
Amended and Restated Lease Agreement (RTP Data Center) – Page 48

     IN WITNESS WHEREOF, this Amended and Restated Lease Agreement (RTP Data Center) is executed to be effective as of November 29, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

Amended and Restated Lease Agreement (RTP Data Center) – Signature Page

[Continuation of signature pages for Amended and Restated Lease Agreement (RTP Data Center) dated as of November 29, 2007]

NETWORK APPLIANCE, INC., a Delaware corporation
By:	/s/ Ingemar Lanevi
Ingemar Lanevi, Vice President and Corporate
Treasurer

Amended and Restated Lease Agreement (RTP Data Center) – Signature Page

Exhibit A
Legal Description
BEING a portion of Site 12 as shown on the map entitled “Exempt Subdivision Map of Site 12”, prepared by Barbara H. Mulkey Engineering, Inc., on May 30, 2000 as recorded in the Book of Maps 2000, Page 1300, Wake County, North Carolina Registry, such portion being described as follows:
Unit 4 and the Additional Leased Premises, both as defined below (collectively, the “Ground Lease Premises”).
As used in this Exhibit:
     (1) “Additional Leased Premises” means the land surrounding and adjacent to Unit 4, depicted on the site plan attached to and made a part of this Exhibit as the area shaded in gray, which includes parking lots, driveways and other areas within the larger area designated as Common Elements in the Condominium Declaration. The outer boundaries of the Additional Leased Premises are described by metes and bounds on the last page attached to and made a part of this Exhibit. All land within those outer boundaries, other than Unit 4, is included in the Additional Leased Premises.
     (2) “Condominium Declaration” means the Declaration of Condominium for NetApp RTP Phase I Condominium recorded in Book 012647, Page 01310, Wake County, North Carolina Registry.
     (3) “Condominium Map” means the plat provided to BNP Paribas Leasing Corporation (“BNPPLC”) by Network Appliance, Inc. (“NAI”) attached to and made a part of this Exhibit. (The Condominium Map has also been filed in the Book of Maps CM2007, Page 444A1, Wake County, North Carolina Registry.)
     (4) “Unit 4” means the land designated and described in the Condominium Declaration as Unit 4 and is shown on the Condominium Map and site plan attached to and made a part of this Exhibit.
TOGETHER WITH, easements appurtenant to the Amended and Restated Ground Lease Premises as described in Exhibit A attached to the Ground Lease dated as of November 29, 2007 between BNPPLC, as lessee, and NAI, as lessor (the “Ground Lease”);
SUBJECT, HOWEVER, to an easement reserved over the Additional Leased Premises (but not any part of Unit 4) in favor of the Association as described in Exhibit A attached to the Ground Lease.

Attachment to Exhibit A - Condominium Map

CONDOMINIUM PLAT OF
NETAPP RTP PHASE 1 CONDOMINIUM
SURVEY FOR
NETWORK APPLIANCE, INC.
OWNER INFORMATION
NETWORK APPLIANCE, INC.
DB 10941 PG 2054
BALLENTINE
ASSOCIATES, P.A.
RECORDED IN BOOK OF MAPS ___ PAGE ___ WAKE COUNTY REGISTRY
Unit 4

Exhibit A to Amended and Restated Lease Agreement (RTP Data Center) – Page 2

Attachment to Exhibit A - Depiction of "Additional Leased Premises"

7301
"Additional Leased Premises"
CP
R=925.04'
L=113.05'
CHORD
=S42°48'33"E
112.98'
KITT CREEK ROAD
(150' PUBLIC R/W)
N32°57'24"E
401.61'
PROPOSED PARKING AREA
ADDITIONAL LEASED PREMISES
233621 sq.ft.
5.36 acres
N48°55'31"W
50.30'
S39°18'29"E
571.64'
PROPOSED
BUILDING 4
DATA STORAGE FACILITY
N12°44'00"W
279.97'
S83°31'01"W
483.47'
S50°41'31"W
100.00'
IPF
FLOOD EASEMENT
BM 2005 PG 852
PRELIMINARY PLAT: NOT FOR RECORDATION, SALES OR CONVEYANCES

BALLENTINE ASSOCIATES, P.A. 221 PROVIDENCE ROAD, CHAPEL HILL, N.C. 27514 (919) 929 - 0481 (919) 489 - 4789	LEASE AREA OF NETWORK APPLIANCE, INC.	JOB #: 207002.00 SCALE: 1" = 80' DATE: JULY 11, 2007 DRAWN BY: RAM REVIEWED BY: JD REVISIONS: 1) 7-13-07

Exhibit A to Amended and Restated Lease Agreement (RTP Data Center) – Page 3

Attachment to Exhibit A — Metes and Bounds
Description of “Additional Leased Premises”
          The following is a metes and bounds description of the outer boundaries of the Additional Leased Premise:
BEGINNING at NCGS Monument “Hopson”, said monument having NC Grid Coordinates of N=773,721.48 and E=2,034,907.39 (NAD 83), traveling thence South 11° 44' 59" West 6154.66 feet to a right-of-way monument on the southern margin of Louis Stephens Drive (a 100 foot public right-of-way), thence North 72° 48' 35" East 164.29 feet to a right-of-way monument on the southern margin of Kit Creek Road (a 150 foot public right-of-way); thence with the southern margin of said Kit Creek Road the following two (2) courses and distances:
(1)	South 68° 46' 54 East 412.64 feet to a right-of-way monument; and

(2)	with a curve to the right having a radius of 924.83 feet, an arc length of 475.96, and a chord bearing and distance of South 54° 02' 59" East 470.72 feet to a computed point;
said computed being the POINT AND PLACE OF BEGINNING; thence from said point of beginning and continuing with the southern margin of Kit Creek Road South 39° 18' 29" East 571.64 feet to a computed point, thence cornering and leaving said right-of-way and with the common line of property now or formerly owned by Research Triangle Foundation of NC (DB 1670 PG 239) the following two (2) courses and distances:
(1)	South 50° 41' 31" West 100.00 feet to an iron pipe found; and

(2)	South 83° 31' 01" West 483.47 feet to an iron pipe found;
thence cornering and along three (3) new lines within the bounds of property owned by Network Appliance, Inc. (DB 10941 Pg 2054) as follows:
(1)	North 12° 44' 00" West 279.97 feet;

(2)	North 48° 55' 31" West 50.30 feet; and

(3)	North 32° 57' 24" East 401.61 feet to a point along the southern margin of said Kit Creek Road;
thence with the southern margin of Kit Creek Road along a curve to the right having a radius of 925.04 feet, an arc length of 113.05 feet and a chord bearing and distance of South 42° 48' 33" East 112.98 feet to the POINT AND PLACE OF BEGINNING, containing 5.36 acres (233,621 square feet), more or less, said area shown on the rendering attached hereto.
Exhibit A to Amended and Restated Lease Agreement (RTP Data Center) – Page 4

Exhibit B
North Carolina Foreclosure Provisions
Without limiting any of the provisions set forth in the body of this Lease or other attachments to this Lease, the following provisions are included in and made a part of this Lease for all purposes:
GRANT OF LIEN AND SECURITY INTEREST.
     NAI, for and in consideration of the sum of Ten Dollars ($10.00) to NAI in hand paid by Lloyd G. Cox, Trustee, of Dallas County, Texas (hereinafter called the “Trustee”), in order to secure the recovery of the Lease Balance by BNPPLC and the payment of all of the other obligations, covenants, agreements and undertakings of NAI under this Lease or the other Operative Documents (hereinafter called the “Secured Obligations”), does hereby GRANT, BARGAIN, SELL, CONVEY, TRANSFER, ASSIGN and SET OVER to the Trustee, as trustee, in trust, with THE POWER OF SALE and right of entry and possession for the benefit of BNPPLC, a leasehold estate in the Land (the terms and conditions of which leasehold estate are as set forth in the Ground Lease), together with (i) all the buildings and other improvements now on or hereafter located thereon; (ii) all materials, equipment, fixtures or other property whatsoever now or hereafter attached or affixed to or installed in said buildings and other improvements, including, but not limited to, all heating, plumbing, lighting, water heating, refrigerating, incinerating, ventilating and air conditioning equipment, utility lines and equipment (whether owned individually or jointly with others), sprinkler systems, fire extinguishing apparatus and equipment, water tanks, engines, machines, elevators, motors, cabinets, shades, blinds, partitions, window screens, screen doors, storm windows, awnings, drapes, and floor coverings, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing, all of which are hereby declared to be permanent fixtures and accessions to the freehold and part of the realty conveyed herein as security for the obligations mentioned hereinabove; (iii) all easements and rights of way now and at any time hereafter used in connection with any of the foregoing property or as a means of ingress to or egress from the Land or for utilities to said property; (iv) all interests of NAI in and to any streets, ways, alleys and/or strips of land adjoining said land or any part thereof; and (v) all rights, estates, powers and privileges appurtenant or incident to the foregoing.
     TO HAVE AND TO HOLD the foregoing property (in this Exhibit called the “Mortgaged Property”) unto the Trustee and his successors or substitutes in this trust and to his or their successors and assigns, IN TRUST, however, upon the terms, provisions and conditions herein set forth for the benefit of BNPPLC. ( No part of the Mortgaged Property constitutes all or any part of the homestead of NAI.)
     In order to secure the Secured Obligations, NAI also hereby grants to BNPPLC a security interest in: all components of the Property which constitute personalty, whether owned by NAI now or hereafter, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing (including all building materials and equipment now or hereafter delivered to said premises and intended to be installed or in or incorporated as part of the Improvements); all rents and other amounts from and under leases of all or any part of the Property; all issues, profits and proceeds from all or any part of the Property; all proceeds (including premium refunds) of each policy of insurance relating to the Property; all proceeds from the taking of the Property or any part thereof or any interest therein or right or estate appurtenant thereto by eminent domain or by purchase in lieu thereof; all permits, licenses, franchises, certificates, and other rights and privileges obtained in connection with the Property; all plans, specifications, maps, surveys, reports, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Property; all proceeds and other amounts paid or owing to NAI under or pursuant to any and all contracts and bonds relating to the construction, erection or renovation of the Property; and all oil, gas and other hydrocarbons and other minerals produced from or allocated to the Property and all products processed or obtained therefrom, the proceeds thereof, and all accounts and general intangibles under which such proceeds may arise, together with any sums of money that may now or at any time hereafter become due and payable to NAI by virtue of any and all royalties, overriding royalties, bonuses, delay rentals and any other amount of any kind or character arising under any and all present and future oil, gas and mining leases covering the Property or any part thereof (all of the property described in this section hereinafter collectively called the “Collateral” in this Exhibit) and all proceeds of the Collateral. (The Mortgaged Property and the Collateral are in this Exhibit sometimes collectively called the “Security”.)
FORECLOSURE
     Upon the occurrence of any Event of Default, the Trustee, his successor or substitute, is authorized and empowered and it will be his special duty at the request of BNPPLC to foreclose the interest of NAI in the Mortgaged Property or any part thereof by nonjudicial notice and sale, and BNPPLC shall have the right to foreclose by judicial foreclosure, in either case in accordance with applicable law.
     Any sale made by the Trustee hereunder may be as an entirety or in such parcels as BNPPLC may request, and any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The sale by the Trustee of less than the whole of the Mortgaged Property will not exhaust the power of sale herein granted, and the Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property is sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property are less than the aggregate of the Secured Obligations then outstanding and the expense of executing this trust as provided herein, this instrument and the lien hereof will remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made; provided, however, that NAI will never have any right to require the sale of less than the whole of the Mortgaged Property but
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 2

BNPPLC will have the right, at its sole election, to request the Trustee to sell less than the whole of the Mortgaged Property. The Trustee may sell the Mortgaged Property in parcels or as a whole and in any order the Trustee may elect. After each sale, the Trustee will make to the purchaser or purchasers at such sale good and sufficient conveyances in the name of NAI, conveying the property so sold to the purchaser or purchasers without warranty of title by the Trustee, and will receive the proceeds of said sale or sales and apply the same as herein provided. Payment of the purchase price to the Trustee will satisfy the obligation of purchaser at such sale therefor, and such purchaser will not be responsible for the application thereof. The power of sale granted herein will not be exhausted by any sale held hereunder by the Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as BNPPLC may deem necessary until all of the Mortgaged Property has been duly sold and all Secured Obligations have been fully paid and satisfied. In the event any sale hereunder is not completed or is defective in the opinion of BNPPLC, such sale will not exhaust the power of sale hereunder and BNPPLC will have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds given by the Trustee or any successor or substitute appointed hereunder as to nonpayment of any Secured Obligations, or as to the occurrence of any Event of Default, or as to BNPPLC having declared all or any part of the Secured Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to the refusal, failure or inability to act of the Trustee or any substitute or successor, or as to the appointment of any substitute or successor trustee, or as to any other act or thing having been duly done by BNPPLC or by such Trustee, substitute or successor, will be taken as prima facie evidence of the truth of the facts so stated and recited. The Trustee, his successor or substitute, may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee, his successor or substitute.
JUDICIAL FORECLOSURE
     This instrument will be effective as a mortgage as well as a deed of trust and upon the occurrence of an Event of Default may be foreclosed as to any of the Security in any manner permitted by the laws of the State of North Carolina or of any other state in which any part of the Security is situated, and any foreclosure suit may be brought by the Trustee or by BNPPLC. In the event a foreclosure hereunder is commenced by the Trustee, or his substitute or successor, BNPPLC may at any time before the sale of the Security direct the said Trustee to abandon the sale, and may then institute suit for the collection of the Secured Obligations and for the judicial foreclosure of this instrument. It is agreed that if BNPPLC should institute a suit for the collection of the Secured Obligations and for the foreclosure of this instrument, BNPPLC may at any time before the entry of a final judgment in said suit dismiss the same, and require the Trustee, his substitute or successor to exercise the power of sale granted herein to sell the Security in accordance with the provisions of this instrument.
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 3

BNPPLC AS PURCHASER
     BNPPLC will have the right to become the purchaser at any sale held by any Trustee or substitute or successor or by any receiver or public officer, and any BNPPLC purchasing at any such sale will have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the outstanding Lease Balance and other Secured Obligations owing to such BNPPLC.
UNIFORM COMMERCIAL CODE REMEDIES
     Upon the occurrence of an Event of Default, BNPPLC may exercise its rights of enforcement with respect to the Collateral under the North Carolina Uniform Commercial Code, as amended, and in conjunction with, in addition to or in substitution for those rights and remedies:
     (a) BNPPLC may enter upon the Land to take possession of, assemble and collect the Collateral or to render it unusable; and
     (b) BNPPLC may require NAI to assemble the Collateral and make it available at a place BNPPLC designates which is mutually convenient to allow BNPPLC to take possession or dispose of the Collateral; and
     (c) written notice mailed to NAI as provided herein ten (10) days prior to the date of public sale of the Collateral or prior to the date after which private sale of the Collateral will be made will constitute reasonable notice; and
     (d) any sale made pursuant to the provisions of this section will be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the Mortgaged Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Collateral hereunder as is required for such sale of the Mortgaged Property under power of sale; and
     (e) in the event of a foreclosure sale, whether made by the Trustee under the terms hereof, or under judgment of a court, the Collateral and the Mortgaged Property may, at the option of BNPPLC, be sold as a whole; and
     (f) it will not be necessary that BNPPLC take possession of the Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it will not be necessary that the Collateral or any part thereof be present at the location of such sale; and
     (g) prior to application of proceeds of disposition of the Collateral to the
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 4

Secured Obligations, such proceeds will be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorney’s fees and legal expenses incurred by BNPPLC; and
     (h) any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Secured Obligations or as to the occurrence of any Event of Default, or as to BNPPLC having declared any of the Secured Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by BNPPLC, will be taken as prima facie evidence of the truth of the facts so stated and recited; and
     (i) BNPPLC may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by BNPPLC, including the sending of notices and the conduct of the sale, but in the name and on behalf of BNPPLC.
PARTIAL FORECLOSURE
     In the event of an Event of Default in the payment of any part of the Secured Obligations, BNPPLC will have the right to proceed with foreclosure of the liens and security interests evidenced hereby without declaring the entire Secured Obligations due, and in such event any such foreclosure sale may be made subject to the unmatured part of the Secured Obligations; and any such sale will not in any manner affect the unmatured part of the Secured Obligations, but as to such unmatured part this instrument will remain in full force and effect just as though no sale had been made. Several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations.
PROVISIONS CONCERNING THE TRUSTEE
     The Trustee may resign by an instrument in writing addressed to BNPPLC, or the Trustee may be removed at any time with or without cause by an instrument in writing executed by BNPPLC. In case of the death, resignation, removal or disqualification of the Trustee or if for any reason BNPPLC deems it desirable to appoint a substitute or successor trustee to act instead of the herein named trustee or any substitute or successor trustee, then BNPPLC will have the right and is hereby authorized and empowered to appoint a successor trustee, or a substitute trustee, without other formality than appointment and designation in writing executed by BNPPLC and the authority hereby conferred will extend to the appointment of other successor and substitute trustees successively until the Secured Obligations has been paid in full or until the Security is sold hereunder. In the event the Secured Obligations are at any time owned by more than one person or entity, the holder or holders of not less than a majority in the amount of such Secured Obligations will have the right and authority to make the appointment of a successor or substitute trustee provided for in the preceding sentence. Such appointment and designation by
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 5

BNPPLC or by the holder or holders of not less than a majority of the Secured Obligations will be full evidence of the right and authority to make the same and of all facts therein recited. If BNPPLC is a corporation and such appointment is executed in its behalf by an officer of such corporation, such appointment will be conclusively presumed to be executed with authority and will be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Upon the making of any such appointment and designation, all of the estate and title of the Trustee in the Security will vest in the named successor or substitute trustee and he will thereupon succeed to and hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee; but nevertheless, upon the written request of BNPPLC or of the successor or substitute Trustee, the Trustee ceasing to act will execute and deliver an instrument transferring to such successor or substitute Trustee all of the estate and title in the Security of the Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee, and will duly assign, transfer and deliver any of the properties and moneys held by said Trustee hereunder to said successor or substitute Trustee. All references herein to the Trustee will be deemed to refer to the Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder. NAI hereby ratifies and confirms any and all acts which the herein named Trustee or his successor or successors, substitute or substitutes, in this trust, does lawfully by virtue hereof.
     THE TRUSTEE WILL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR ACT DONE BY THE TRUSTEE IN GOOD FAITH, OR BE OTHERWISE RESPONSIBLE OR ACCOUNTABLE UNDER ANY CIRCUMSTANCES WHATSOEVER (INCLUDING THE TRUSTEE’S NEGLIGENCE), EXCEPT FOR THE TRUSTEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Trustee will have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. All moneys received by the Trustee will, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and the Trustee will be under no liability for interest on any moneys received by him hereunder. NAI WILL REIMBURSE THE TRUSTEE FOR, AND INDEMNIFY AND SAVE HIM HARMLESS AGAINST, ANY AND ALL LIABILITY AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH MAY BE INCURRED BY HIM IN THE PERFORMANCE OF HER DUTIES HEREUNDER (INCLUDING ANY LIABILITY AND EXPENSES RESULTING FROM THE TRUSTEE’S OWN NEGLIGENCE). The foregoing indemnity will not terminate upon release, foreclosure or other termination of this instrument.
MISCELLANEOUS
     BNPPLC may resort to any security given by this instrument or to any other security now existing or hereafter given to secure the payment of the Secured Obligations, in whole or in part,
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 6

and in such portions and in such order as may seem best to BNPPLC in its sole and uncontrolled discretion, and any such action will not in anywise be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this instrument.
     To the full extent NAI may do so, NAI agrees that NAI will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force pertaining to the rights and remedies of sureties or redemption, and NAI, for NAI and NAI’s successors and assigns, and for any and all persons ever claiming any interest in the Security, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of intention to mature or declare due the whole of the Secured Obligations, notice of election to mature or declare due the whole of the Secured Obligations and all rights to a marshaling of the assets of NAI, including the Security, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. NAI will not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents or other matters whatever to defeat, reduce or affect the right of BNPPLC under the terms of this instrument to a sale of the Security for the collection of the Secured Obligations without any prior or different resort for collection, or the right of BNPPLC under the terms of this instrument to the payment of the Secured Obligations out of the proceeds of sale of the Security in preference to every other claimant whatever. If any law referred to in this section and now in force, of which NAI or NAI’s successors and assigns and such other persons claiming any interest in the Security might take advantage despite this provision, is hereafter repealed or ceases to be in force, such law will not thereafter be deemed to preclude the application of this provision.
     In the event there is a foreclosure sale hereunder and at the time of such sale NAI or NAI’s successors or assigns or any other persons claiming any interest in the Security by, through or under NAI are occupying or using the Security, or any part thereof, each and all will immediately become the tenant of the purchaser at such sale. Such tenancy will be a tenancy from day-to-day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser. In the event the tenant fails to surrender possession of said property upon demand, the purchaser will be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in the court having jurisdiction.
Exhibit B to Amended and Restated Lease Agreement (RTP Data Center) – Page 7